EXECUTION COPY

ASSET PURCHASE AGREEMENT

-BETWEEN-

MCEWEN MINING INC.

-AND-

PRIMERO MINING CORP.

___________________________________

AUGUST 25, 2017

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		1

1.1	Defined Terms	1
1.2	Certain Rules of Interpretation	12

ARTICLE 2 PURCHASED ASSETS AND PURCHASE PRICE		14

2.1	Purchase and Sale of Assets	14
2.2	Excluded Assets	14
2.3	Assumed Liabilities	14
2.4	Excluded Liabilities	15
2.5	Purchase Price	16
2.6	Allocation of Purchase Price	16
2.7	Assignment of Rights to the Purchased Assets	17
2.8	Amounts Received Post-Closing	17
2.9	Purchase Price Adjustment	17

ARTICLE 3 REPRESENTATIONS AND WARRANTIES		18

3.1	Representations and Warranties of Primero	18
3.2	Representations and Warranties of McEwen	18

ARTICLE 4 COVENANTS		18

4.1	Conduct of Business of the Purchased Assets Prior to the Closing	18
4.2	Covenants of Primero Relating to the Transaction	19
4.3	Covenants of McEwen Relating to the Transaction	20
4.4	Required Consents and Approvals	21
4.5	Access to Information and Access for Due Diligence	22
4.6	Public Communications	22
4.7	Surety Arrangements	22
4.8	Tax Matters	23
4.9	Employment Matters	24
4.10	Assistance with Financial Statements	25
4.11	Transition Services Agreement	26
4.12	Schedules to this Agreement	26

ARTICLE 5 NON-SOLICITATION		26

5.1	Non-Solicitation	26

ARTICLE 6 CONDITIONS		27

6.1	Mutual Conditions Precedent	27
6.2	Additional Conditions Precedent to the Obligations of McEwen	27
6.3	Additional Conditions Precedent to the Obligations of Primero	29

ARTICLE 7 TERM AND TERMINATION		30

7.1	Termination	30
7.2	Effect of Termination	31

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ARTICLE 8 CLOSING		31

8.1	Date, Time and Place of Closing	31

ARTICLE 9 INDEMNIFICATION		31

9.1	Survival	31
9.2	Indemnification By Primero	32
9.3	Indemnification By McEwen	32
9.4	Certain Limitations	33
9.5	Indemnification Procedures	33
9.6	Payments	35
9.7	Tax Treatment of Indemnification Payments	36
9.8	One Recovery	36
9.9	Duty to Mitigate	36
9.10	Effect of Investigation	36
9.11	Exclusive Remedies	36
9.12	Trusts	36

ARTICLE 10 GENERAL PROVISIONS		37

10.1	Amendments	37
10.2	Expenses	37
10.3	Injunctive Relief and Remedies	37
10.4	Privacy Matters	37
10.5	Further Assurances	38
10.6	Notices	39
10.7	Time of the Essence	40
10.8	Third Party Beneficiaries	40
10.9	Brokerage and Finder's Fees	40
10.10	Waiver	40
10.11	Entire Agreement	40
10.12	Successors and Assigns	40
10.13	Severability	41
10.14	Governing Law	41
10.15	Rules of Construction	41
10.16	Counterparts	41

SCHEDULES	DESCRIPTION

Schedule "A"	Assumed Contracts
Schedule "B"	Acquired Equipment
Schedule "C"	Excluded Assets
Schedule "D"	Acquired Fixed Assets
Schedule "E"	Acquired Intellectual Property
Schedule "F"	Acquired Properties
Schedule "G"	Acquired Royalties
Schedule "H"	Required Consents and Approvals
Schedule "I"	Representations and Warranties of Primero
Schedule "J"	Representations and Warranties of McEwen
Schedule "K"	Permitted Encumbrances
Exhibit A	Form of Bill of Sale

-ii-

-iii-

ASSET PURCHASE AGREEMENT

THIS AGREEMENT is made as of August 25, 2017,

BETWEEN:

MCEWEN MINING INC., a corporation existing under the laws the State of Colorado

("McEwen")

- and -

PRIMERO MINING CORP., a corporation existing under the laws of the Province of British Columbia

("Primero")

WHEREAS Primero is the beneficial and registered owner of the Purchased Assets (as defined herein);

AND WHEREAS Primero desires to sell and assign or transfer, and McEwen desires to purchase and assume, the Purchased Assets and the Assumed Liabilities (as defined herein) upon and subject to the terms and conditions set out in this Agreement;

NOW THEREFORE, in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties (as defined herein) agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Defined Terms

As used in this Agreement, the following terms have the following meanings:

"Aboriginal Claims" means any and all claims, whether proven or unproven, by any person to or in respect of: (i) rights, title or interests of any Aboriginal Group by virtue of its status as an Aboriginal Group; (ii) treaty rights; (iii) Métis rights, title or interests; or (iv) specific or comprehensive claims being considered by the Government of Canada; and includes any alleged or proven failure of the Crown to satisfy any of its duties to any claimant of any of the foregoing, whether such failure is in respect of matters before, on or after the Closing Date;

"Aboriginal Group" means any First Nation, Métis, Inuit, community, aboriginal group or person, Indian Act band, tribal council, band council or other aboriginal organization in Canada;

"Acquired Equipment" means the equipment of Primero described in Schedule "B";

"Acquired Fixed Assets" means the fixed assets of Primero described in Schedule "D";

"Acquired Intellectual Property" means: all Intellectual Property and IP Licenses, including that Intellectual Property described in Schedule "E", together with: (i) all copies and tangible embodiments of the foregoing (in whatever form or medium); and (ii) all improvements, modifications, translations, adaptations, refinements, derivations, and combinations thereof acquired, created, developed or conceived by or on behalf of Primero as of the Closing Date;

"Acquired Properties" means, collectively, the Black Fox Complex and the Grey Fox Property, each as described in Schedule "F", and "Acquired Property" means either one of them;

"Action" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity;

"Adjustment Date" means September 30, 2017, or such other date as is agreed upon in writing by the Parties that is not more than five (5) Business Days prior to the Closing Date;

"affiliate" has the meaning specified in National Instrument 45-106 – Prospectus Exemptions;

"Agreement" means this asset purchase agreement, including the schedules attached hereto;

"Assignee Purchaser" has the meaning ascribed thereto in Section 4.8(a);

"Assumed Contracts" means the Contracts listed in Schedule "A";

"Assumed Liabilities" has the meaning ascribed thereto in Section 2.3(b);

"Authorization" means, with respect to any Person, any order, permit, Environmental Permit, approval, certificate, grant, agreement, classification, restriction, consent, waiver, licence, registration or similar authorization of, from or required by any Governmental Entity having jurisdiction over the Person;

"Basket" has the meaning ascribed thereto in Section 9.4;

"Black Fox Complex" means the mine, mill, mining operations, group of mining claims and permits and related assets located in the Township of Black River - Matheson, Ontario and owned and operated by Primero, as more particularly described in Schedule "F";

"BMO" means the Bank of Montreal;

"BMO Credit Agreement" means the credit agreement dated as of May 23, 2014 between, inter alia, Primero as borrower, BMO as the administrative agent and the lenders party thereto, as amended by a first amending agreement dated as of December 22, 2014, a second amending agreement dated as of February 5, 2014, a third amending agreement dated as of December 31, 2015, a fourth amending agreement dated as of December 28, 2016, a fifth amending agreement dated as of March 30, 2017, and as further amended, restated, modified or supplemented from time to time;

"Books and Records" means all information in any form primarily relating to the Purchased Assets and the Assumed Liabilities, including books of account, personnel records, sales and purchase records, customer and supplier lists, lists of potential customers, referral sources, research and development reports and records, production reports and records, business reports, plans and projections, marketing and advertising materials, corporate seals, equipment logs, operating guides and manuals, business reports, plans and projections and all other documents, files, correspondence, e-mails, Authorizations, environmental management systems (including data collected for the purpose of compliance with Environmental Laws and the preparation of reports to Governmental Entities), all geological, geophysical, geochemical and test data and all other information (including internal and external studies, analyses and other work products) in relation to the Acquired Properties acquired, proved, gained or developed heretofore in the possession or under the control of Primero; (in each case, whether in written, printed, electronic or computer printout form, or stored on computer discs or other data and software storage and media devices);

"Business Day" means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Toronto, Ontario;

"CDE" means Canadian development expense or cumulative Canadian development expense, as the context requires, as defined in the Tax Act;

"CEE" means Canadian exploration expense or cumulative Canadian exploration expense, as the context requires, as defined in the Tax Act;

"Closing" means the consummation of the Transaction;

"Closing Date" means October 2, 2017, or such other date as the Parties may agree in writing;

"Closing Date Assets" means, in relation to the Purchased Assets: (i) any prepaid expenses; (ii) any receivables of Primero; and (iii) such other assets that were acquired and paid for by Primero prior to the Adjustment Date and that will be for the benefit of McEwen after the Closing Date; in each case that exist as at the Adjustment Date and that are agreed upon by Primero and McEwen in accordance with Section 2.9(b);

"Closing Date Liabilities" means, in relation to the Purchased Assets: (i) any realty taxes and local improvement rates; (ii) any utility and water charges; (iii) any assessment rates; (iv) any mining rents and mining taxes; and (v) trade payables and accruals related to the conversion of ore into Mineral Product that is an Excluded Asset or that provides Primero economic benefit as the Parties may reasonably agree; in each case that are accrued and unpaid as at the Adjustment Date and that are agreed upon by Primero and McEwen in accordance with Section 2.9(b);

"Closing Time" means 12:01 a.m. or such other time as the Parties may agree in writing on the Closing Date;

"Closure Plans" means the following certified closure plans that have been approved by the MNDM pursuant to the Mining Act in connection with the Purchased Assets: (i) Mine Closure Plan Amendment Plan (Apollo Gold Corporation) for the Black Fox Mining Site dated June, 2010 and approved by the MNDM on October 5, 2010; (ii) the Closure Plan Amendment prepared for the Black Fox Milling Site (Apollo Gold Corporation) dated November, 2008 and approved by the MNDM in November, 2008, as amended by the Closure Plan Amendment for the Black Fox Milling Site (Apollo Gold Corporation) dated March, 2010 and approved by the MNDM on July 7, 2010; and (iii) the Advanced Exploration Closure Plan (Brigus Gold Corporation) for the Grey Fox Project dated March 27, 2013 and approved by the MNDM on June 14, 2013;

"Competing Transaction" has the meaning ascribed thereto in Section 5.1;

"Completed Schedules" has the meaning ascribed thereto in Section 4.12;

"Contract" means any written agreement, commitment, engagement, contract, franchise, licence, lease, obligation, undertaking or joint venture relating to the Purchased Assets and to which Primero is a party or by which Primero is bound or affected;

"Data Room Materials" means the materials contained in the virtual data room (established by Primero) as at 12:01 a.m. on August 25, 2017 and listed or described on the index thereof to be attached to the Disclosure Letter on or before the Schedule Delivery Deadline;

"Direct Claim" has the meaning ascribed thereto in Section 9.5(c);

"Disclosing Party" has the meaning ascribed thereto in Section 10.4(g);

"Disclosure Letter" means the disclosure letter dated the date of this Agreement and delivered by Primero to McEwen with this Agreement;

"Employee Obligations" means all accrued wages, salaries, commissions, vacation pay, overtime pay, incentive compensation, expenses, sick leave benefits, obligations under stock option plans, other employee benefits and all premiums for employment insurance, employer health tax, worker’s compensation, and Canada Pension Plan;

"Employees" means the employees who are presently employed by Primero whose employment relates primarily to the Purchased Assets, including contract employees and employees currently on sick leave, disability, maternity leave, workers' compensation leave or any other authorized leave of absence or layoff;

"Encumbrance" means any encumbrance of any kind whatsoever on property, including any privilege, mortgage, hypothec, lien, charge, pledge, security interest, lease, sublease, adverse claim, right of first offer or refusal, right of way, royalty, easement, encroachment or any other option, right or claim of others of any kind whatever, whether contractual, statutory or otherwise, arising;

"Environmental Laws" means all Laws imposing obligations, responsibilities, liabilities or standards of conduct for or relating to the protection of the environment and mine site operation, closure or Reclamation, and includes: (i) the regulation or control of pollution, contamination, activities, materials, substances or wastes in connection with or for the protection of the environment or natural resources (including climate, air, surface water, groundwater, wetlands, land surface, subsurface strata, wildlife, aquatic species and vegetation); or (ii) the use, generation, disposal, treatment, processing, recycling, handling, transport, distribution, destruction, transfer, import, export or sale of Hazardous Substances; and (iii) Environmental Permits;

"Environmental Liabilities" means all liabilities, obligations, responsibilities, losses, damages, costs (including control, remedial and removal costs, investigation costs, capital costs, operation and maintenance costs), expenses, fines, penalties and sanctions whether or not a proceeding is commenced, a judgment obtained or order issued, incurred as a result of, arising under or related to any: (i) Release or presence of a Hazardous Substance; (ii) use, generation, disposal, treatment, processing, recycling, handling, transport, transfer, import, export or sale of a Hazardous Substance; (iii) environmental cleanup, Reclamation, remediation or closure obligations resulting from the operations or activities conducted in connection with the Purchased Assets ; and (iv) non-compliance with Environmental Law;

"Environmental Permits" means all permits, certificates, approvals, consents, authorizations, registrations, licenses or program participation requirements with or from any Governmental Entity under any Environmental Laws;

"Excluded Assets" has the meaning ascribed thereto in Section 2.2;

"Excluded Liabilities" has the meaning ascribed thereto in Section 2.4;

"Financial Assurance" means bonds, letters of credit, guarantees and other instruments or arrangements securing or guarantying performance of obligations with respect to the operation, closure, Reclamation or remediation of the Acquired Properties;

"Fundamental Representations" means the representations and warranties set forth in Sections (1) Organization and Qualification, (2) Authority Relative to this Agreement and (8)(a), (g) and (k) Acquired Properties and Mineral Rights of Schedule "I" and Sections (1) Organization and Qualification, (2) Authority Relative to this Agreement of Schedule "J" and (4) Financing;

"Governmental Entity" means: (i) any international, multinational, national, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, ministry, agency or instrumentality, whether domestic or foreign; (ii) any subdivision or authority of any of the above; (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; or (iv) any stock exchange;

"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity;

"Grey Fox Property" means the exploration property owned by Primero and located approximately four (4) kilometers south-east of the Black Fox Complex, as more particularly described in Schedule "F";

"Hazardous Substance" means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous or deleterious substance, waste or material, including cyanide, sulphuric acid, hydrogen sulphide, arsenic, cadmium, copper, lead, mercury, petroleum substance, polychlorinated biphenyls, asbestos and urea-formaldehyde insulation, and any other material, substance, pollutant or contaminant regulated or defined pursuant to, or that could result in liability under, any Environmental Law, and includes any tailings and waste rock;

"IFRS" means generally accepted accounting principles as set out in the CPA Canada Handbook – Accounting for an entity that prepares its financial statements in accordance with International Financial Reporting Standards, at the relevant time, applied on a consistent basis with past practice as they relate to the Purchased Assets, Assumed Liabilities, Excluded Assets and Excluded Liabilities;

"Inactive Employees" has the meaning ascribed thereto in Section 4.9(c);

"Indemnified Party" has the meaning ascribed thereto in Section 9.5;

"Indemnifying Party" has the meaning ascribed thereto in Section 9.5;

"Intellectual Property" means any and all industrial or intellectual property and any right or protection associated therewith (whether foreign or domestic, registered or unregistered) owned by Primero and used exclusively in the operation, conduct or maintenance of the Purchased Assets, as it is currently and has historically been operated, conducted or maintained, including: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), and all patents, patent applications and patent disclosures, together with all reissuances, continuations, divisions, continuations-in-part, revisions, extensions and re-examinations thereof; (ii) all trade names, trade dress and all goodwill associated therewith in connection with the Acquired Properties; (iii) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith; (iv) all industrial designs and all applications, registrations and renewals in connection therewith; (v) all computer software (including all source code, object code and related documentation), all comments and notes, flow charts, diagrams, tools, development environments, utilities and any other materials necessary or useful for the modification, support and/or maintenance of such software; (vi) any and all rights in respect of any industrial or intellectual property rights obtained and used by Primero exclusively in connection with the Purchased Assets under any consents, licenses, permissions or authorizations of any third parties;

"Inventory" means ore stockpiles, ore on leach pads or in leach circuits, loaded carbon on site or other minerals in process, but not including Mineral Products;

“IP Licenses” means all consents, licenses, permissions and authorizations in favour of Primero for the use of any intellectual property of third parties by Primero exclusively in the operation, conduct or maintenance of the Purchased Assets;

"Law" means, with respect to any Person, any and all applicable law (statutory, common law or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Entity, as amended unless expressly specified otherwise;

"Liabilities" means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise;

"Losses" means losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that "Losses" shall not include any special, indirect, consequential, punitive or aggravated damages, except in the case of fraud, criminal activity or willful misconduct or to the extent actually awarded in respect of a Third Party Claim;

"Material Contract" means any Contract (or amendment thereto) that: (i) is material to the operational activities relating to the Purchased Assets; (ii) if terminated by the other party, would reasonably be expected to result in a Primero Material Adverse Effect; (iii) that contains any non-competition obligations restricting in any material way the business conducted on the Acquired Properties or using the Purchased Assets; or (iv) where the amount to be paid and/or the amount to be received by Primero exceeds $350,000;

"McEwen" means McEwen Mining Inc., a corporation existing under the laws of the State of Colorado;

"McEwen Board" means the board of directors of McEwen;

"McEwen Financial Assurance" has the meaning ascribed thereto in Section 4.7;

"McEwen Indemnitees" has the meaning ascribed thereto in Section 9.2;

"McEwen Material Adverse Effect" means any event, occurrence, fact, condition or change that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to: (i) the business, results of operations, condition (financial or otherwise) or assets related to or associated with McEwen; or (ii) the ability of McEwen to consummate the Transaction by the Outside Date; provided, however, that any event, occurrence, fact, condition or change that is primarily caused by (A) conditions affecting the Canadian, United States, Mexican or Argentinian economy generally (except to the extent any such event, occurrence, fact, condition or change has a disproportionate adverse impact on McEwen relative to other gold mining companies of similar size in the relevant jurisdiction), (B) conditions affecting the mining industry or gold mining industry generally (except to the extent any such event, occurrence, fact, condition or change has a disproportionate adverse impact on McEwen relative to other gold mining companies of similar size in the relevant jurisdiction), (C) the execution, announcement, pendency or performance of this Agreement or the consummation of the Transaction or any public statements made by third parties in response to the announcement, pendency or performance of the Transaction, (D) any act of terrorism, war (whether or not declared), armed hostilities, riots, insurrection, civil disorder, military conflicts, political instability or other armed conflict, national calamity, national crisis or national emergency, or any governmental response to any of the foregoing, (E) any climatic or other natural events or conditions (including any natural disaster), (F) any change or proposed change in law or accounting rules or the interpretation thereof applicable to the industry or markets in which Primero or McEwen operates (and any changes resulting therefrom), (G) any change, effect, event or development generally affecting the industry or markets in which Primero or McEwen operates, (H) the failure of McEwen to meet any internal, published or public projections, forecasts, guidance or estimates, including in relation to production, revenues, earnings or cash flows (it being understood that the causes underlying such failure may be taken into account in determining whether a McEwen Material Adverse Effect has occurred), (I) any change in the market price or trading volume of any securities of McEwen (it being understood that the causes underlying such change in market price or trading volume may be taken into account in determining whether a McEwen Material Adverse Effect has occurred), or (J) the failure of McEwen to complete a financing to raise sufficient funds to cover the Purchase Price; in the case of each of (A) to (J), inclusive, above shall not be deemed to constitute a McEwen Material Adverse Effect;

"McEwen Severance Obligations" means all severance and termination payment obligations owing by McEwen to Transferred Employees as a result of the termination of such Transferred Employees’ employment, including notice of termination, termination pay, severance pay, damages for wrongful dismissal and other obligations and Liabilities arising from the cessation of employment, whether arising in respect of such employment prior to or after the Closing Time;

"Mineral Products" means all gold doré, refined gold and bullion derived from operating any Acquired Property;

"Mineral Rights" means the rights to prospect and explore for, to develop and to mine minerals on, in or under any lands comprising the Acquired Properties;

"Mining Act" means the Mining Act (Ontario);

"MNDM" means the Ontario Ministry of Northern Development and Mines or any successor department or agency;

"Money Laundering Laws" has the meaning ascribed thereto in Section (23) of Schedule "I";

"NI 43-101" means National Instrument 43-101 – Standards of Disclosure for Mineral Projects;

"NYSE" means the New York Stock Exchange;

"officer" has the meaning ascribed thereto in the Securities Act;

"Ordinary Course" means, with respect to an action taken by Primero, that such action is consistent with the past practices of Primero, is taken in the ordinary course of the normal day-to-day operations of the business of Primero and is in the ordinary course of the mining business, consistent with industry standards and not in violation of applicable Laws, including Environmental Laws;

"Outside Date" means October 31, 2017;

"Parties" means McEwen and Primero and "Party" means either of them;

"Permitted Encumbrance" means, in respect of the Purchased Assets:

(a)	the reservations, limitations, provisos and conditions expressed in any original grant from a Governmental Entity and any statutory exceptions to title;

(b)

agreements with any Governmental Entity and any public utilities or private suppliers of services that are identified in the Disclosure Letter or that in each case do not materially detract from the value or materially interfere with the use of the real or immovable property subject thereto;

(c)	any Aboriginal Claims;

(d)	Encumbrances for Taxes that are inchoate or not delinquent;

(e)	the royalties set out in Schedule "G"; and

(f)	all Encumbrances described in Schedule "K";

"Person" includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including Governmental Entity), syndicate or other entity, whether or not having legal status;

"Prime Rate" means the annual rate of interest announced by BMO (or its successor), or any other Canadian chartered bank agreed to by the Parties, from time to time as its reference rate then in effect for determining interest rates on Canadian dollar commercial loans made by it in Canada;

"Primero" means Primero Mining Corp., a corporation existing under the laws of the Province of British Columbia;

"Primero Benefit Plans" means any pension plans or other employee compensation, or benefit plans, agreements, policies, programs, arrangements or practices, whether written or oral, which are maintained by or binding upon Primero or for which Primero could have any liability and which relate to Employees;

"Primero Board" means the board of directors of Primero;

"Primero Cash Collateral" means any cash collateral in relation to the Primero Financial Assurance;

"Primero Financial Assurance" means, collectively: (i) the closure plan performance bond #BDTO-430011-015 dated March 27, 2015, issued by Liberty Mutual Insurance Company in an amount equal to C$15,090,108 in favour of MNDM; (ii) the closure plan performance bond #BDTO-430010-015 dated March 27, 2015, issued by Liberty Mutual Insurance Company in an amount equal to C$5,179,100 in favour of MNDM; (iii) the closure plan performance bond #BDTO-430012-015 dated March 27, 2015, issued by Liberty Mutual Insurance Company in an amount equal to C$215,675 in favour of MNDM;

"Primero Indemnitees" has the meaning ascribed thereto in Section 9.3;

"Primero Licensed Software” means licenses by third parties to Primero in respect of software used generally by Primero for corporate and operational purposes, including but not exclusively for the benefit of the Purchased Assets, including Deswik mine planning, CAE EPS and CAE Datamine;

"Primero Material Adverse Effect" means any event, occurrence, fact, condition or change that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to: (i) the business, results of operations, condition (financial or otherwise) or assets related to or associated with the Purchased Assets; (ii) the value of the Purchased Assets; or (iii) the ability of Primero to consummate the Transaction by the Outside Date; provided, however, that any event, occurrence, fact, condition or change that is primarily caused by (A) conditions affecting the Canadian or United States economy generally (except to the extent any such event, occurrence, fact, condition or change has a disproportionate adverse impact on the Purchased Assets relative to other similarly situated gold exploration, development or production projects), (B) conditions affecting the mining industry or gold mining industry generally (except to the extent any such event, occurrence, fact, condition or change has a disproportionate adverse impact on the Purchased Assets relative to other similarly situated gold exploration, development or production projects), (C) the execution, announcement, pendency or performance of this Agreement or consummation of the Transaction or any public statements made by third parties in response to the announcement, pendency or performance of the Transaction, (D) any act of terrorism, war (whether or not declared), armed hostilities, riots, insurrection, civil disorder, military conflicts, political instability or other armed conflict, national calamity, national crisis or national emergency, or any governmental response to any of the foregoing, (E) any climatic or other natural events or conditions (including any natural disaster), (F) any change or proposed change in law or accounting rules or the interpretation thereof applicable to the industry or markets in which Primero or McEwen operates (and any changes resulting therefrom), (G) any change, effect, event or development generally affecting the industry or markets in which Primero or McEwen operates, (H) the failure of Primero to meet any internal, published or public projections, forecasts, guidance or estimates, including in relation to production, revenues, earnings or cash flows (it being understood that the causes underlying such failure may be taken into account in determining whether a Primero Material Adverse Effect has occurred), (I) any change in the market price or trading volume of any securities of Primero (it being understood that the causes underlying such change in market price or trading volume may be taken into account in determining whether a Primero Material Adverse Effect has occurred), (J) any action taken (or omitted to be taken) by Primero or any of its subsidiaries which is required to be taken (or omitted to be taken) pursuant to this Agreement or that is requested or consented to by McEwen in writing, (K) any matter which has been disclosed by Primero in the Disclosure Letter, or (L) the delisting of the common shares of Primero from the NYSE; in the case of each of (A) to (L), inclusive, above shall not be deemed to constitute a Primero Material Adverse Effect;

"Primero Public Documents" means all documents or information filed on SEDAR or EDGAR by Primero under applicable Securities Laws since and including January 1, 2015 to and including the date hereof;

"Primero Severance Obligations" means all severance and termination payment obligations owing by Primero to Employees, other than Transferred Employees, as a result of the termination of such Employees’ employment, including notice of termination, termination pay, severance pay, damages for wrongful dismissal and other obligations and Liabilities arising from the cessation of employment;

"Prospective Employees" has the meaning ascribed thereto in Section 4.9(c);

"Purchase Price" has the meaning ascribed thereto in Section 2.5;

"Purchased Assets" means all of Primero's rights, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), in each case which relate to, or are used or held for use in connection with, the Acquired Properties as of the Closing Time, including the following:

(a)	the Acquired Properties;

(b)

all Authorizations which are held by Primero and required for the conduct of the Acquired Properties as currently conducted or for the ownership and use of the Purchased Assets that are transferrable under Law;

(c)	all improvements, buildings, mill sites, mill, facilities, plant, offices, laboratories, fixtures, tunnels, adits, drifts, power lines, roads and other similar facilities;

(d)	all Tangible Property;

(e)	the Acquired Equipment;

(f)	the Acquired Fixed Assets;

(g)	all tailings, dams and similar property and structures on the Acquired Properties;

(h)	the Acquired Intellectual Property;

(i)	any and all goodwill and any other intangibles associated with the business and operations relating to the Purchased Assets;

(j)	all Closing Date Assets;

(k)	all Inventory derived from the exploitation and mining of the Acquired Properties;

(l)	all rights, benefits and entitlements of Primero under the Assumed Contracts;

(m)

all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees, rights under warranties, indemnities and similar rights against third parties, in each case, to the extent that such assets are not Excluded Assets or the Purchaser did not assume the Liabilities relating thereto;

(n)

all proceeds of insurance received by, or payable to, Primero on account of loss of or damage to the Purchased Assets occurring during the period commencing on July 14, 2017 and ending on the Closing Date, to the extent that such proceeds are not included in any adjustments to the Purchase Price made pursuant to the Statement of Adjustments; and

(o)	the Books and Records;

"Recipient" has the meaning ascribed thereto in Section 10.4(g);

"Reclamation" means the reclamation, restoration or closure of any facility or land after it has been utilized in any exploration, mining or processing operation required by any Law or any franchises, approvals, authorizations, permits, licenses, easements, registrations, qualifications, leases, variances and similar rights obtained from any Governmental Authority, including those required under Environmental Laws, including the Mining Act;

"Release" means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Substance in the natural environment, including the movement of Hazardous Substance through or in the air, soil, surface water, ground water or property;

"Representatives" means the officers, directors, employees, representatives and agents of a Party or any of its affiliates;

"Required Consents and Approvals" means those consents and approvals listed in Schedule "H";

"Sandstorm" means Sandstorm Resources Ltd.;

"Sandstorm Gold Stream Agreement" means the gold stream agreement dated November 9, 2010 between Brigus Gold Corp. and Sandstorm;

"Schedule Delivery Deadline" means August 31, 2017;

"Securities Act" means the Securities Act (Ontario);

"Securities Laws" means the Securities Act and all rules, regulations, published notices and instruments thereunder, and all comparable securities Laws in each of the provinces of Canada and in the United States of America;

"Statement of Adjustments" means the statement of adjustments to be delivered by Primero to McEwen in accordance with Section 2.9(b);

"Subsidiary" means, with respect to any Person, any body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such Person and shall include any body corporate, partnership, joint venture or other entity over which it exercises direction or control or which it is in a relationship like a subsidiary;

"Tangible Property" means all equipment and machinery (whether mobile or otherwise), drill samples and drill cores, rolling stock, materials, consumables, supplies and warehouse inventory, maintenance supplies, furniture, fixtures, improvements, tooling, office equipment, computers and other tangible property owned by Primero located on and used for purposes of the business of the Acquired Properties, excluding Inventory;

"Tax Act" means the Income Tax Act (Canada);

"Tax Returns" means any and all returns, reports, declarations, elections, notices, forms, designations, filings and statements (including estimated tax returns and reports, withholding tax returns and reports, and information returns and reports) filed or required to be filed in respect of Taxes;

"Taxes" means: (i) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Governmental Entity, whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, license, gift, occupation, wealth, environment, net worth, indebtedness, surplus, sales, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, real or personal property, health, employee health, payroll, workers' compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, unclaimed property, import or export, and including all license and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions; (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity on or in respect of or in lieu of amounts of the type described in clause (i) above or this clause (ii); and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any period;

“Termination Date” means the date on which this Agreement is terminated in accordance with Section 7.1.

"Third Party Claim" has the meaning ascribed thereto in Section 9.5(a);

"Title Insurance Policy" means the title insurance policy relating to the properties comprising the Purchased Assets provided by First Canadian Title that is in form and substance acceptable to McEwen, acting reasonably;

"Title Opinion" has the meaning ascribed thereto in Section 6.2(f);

"Transaction" means, collectively, the transactions contemplated by this Agreement, including the purchase of the Purchased Assets by McEwen and the sale of the Purchased Assets by Primero as contemplated herein but excluding any transaction relating to any Excluded Asset;

"Transaction Documents" means this Agreement and the agreements, instruments and documents required to be delivered at the Closing;

"Transaction Personal Information" has the meaning ascribed thereto in Section 10.4(g);

"Transferred Employees" has the meaning ascribed thereto in Section 4.9(c);

"Transferred Tax Pools" means the CDE and CEE balances of Primero that will be transferred by Primero to McEwen as described in Section 4.8; and

"Transition Services Agreement" means a transition services agreement (with costing included therein) to be executed by Primero and McEwen pursuant to Section 4.11 with a minimum three (3) month term or such other longer term as McEwen may reasonably require with the consent of Primero, each acting reasonably, relating to the provision of certain transition services by Primero or its affiliates to McEwen, with a view to assisting McEwen with the integration of the operations and administration of the Purchased Assets, including: (i) accounting, administration and information technology; (ii) the terms on which the Primero Financial Assurance may remain in place after the Closing Date (including the replacement or the prompt release of the Primero Cash Collateral); and (iii) transitional support in connection with the Primero Licensed Software to enable McEwen to secure replacement software for its own purposes;

"Wheaton" means Wheaton Precious Metals Corp.;

"Wilful Breach" means a breach of this Agreement that is a consequence of an act undertaken by the breaching Party with the actual knowledge that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement; and

"WSIB" has the meaning ascribed thereto in Section 6.2(g)(xiii) .

1.2	Certain Rules of Interpretation

In this Agreement, unless otherwise specified:

(a)

Headings, etc. The provision of a Table of Contents, the division of this Agreement into Articles, Sections, Schedules and an Exhibit and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Agreement.

(b)	Currency. All references to dollars or to $ are references to United States dollars, unless specified otherwise.

(c)	Gender and Number. Any reference to gender includes all genders. Words importing the singular number only include the plural and vice versa .

(d)

Certain Phrases, etc. The words: (i) "including", "includes" and "include" mean "including (or includes or include) without limitation"; (ii) "the aggregate of", "the total of", "the sum of" or a phrase of similar meaning means "the aggregate (or total or sum), without duplication, of"; and (iii) unless stated otherwise, "Article", "Section", and "Schedule" followed by a number or letter mean and refer to the specified Article or Section of or Schedule to this Agreement. The term "made available" means: (i) copies of the subject materials were included in the Data Room Materials; or (ii) the subject materials were listed in the Disclosure Letter and copies were provided to McEwen by Primero.

(e)	Capitalized Terms. Unless expressly indicated otherwise, all capitalized terms used in any Schedule or in the Disclosure Letter have the meanings ascribed to them in this Agreement.

(f)

Knowledge. For purposes of this Agreement or any representation or warranty, where a statement is expressly qualified by reference to the knowledge of Primero, it is deemed to refer to the actual knowledge of Joseph Conway or Kevin Jennings. For purposes of this Agreement or where any representation or warranty, where a statement is expressly qualified by reference to the knowledge of McEwen, it is deemed to refer to the actual knowledge of Robert R. McEwen or Andrew Elinesky.

(g)

Accounting Terms. All accounting terms are to be interpreted in accordance with IFRS and all determinations of an accounting nature in respect of Primero required to be made shall be made in a manner consistent with IFRS.

(h)

Statutes. Any reference to a statute refers to such statute and all rules, resolutions and regulations made under it, as it or they may have been or may from time to time be amended, restated or re-enacted, unless stated otherwise.

(i)

Computation of Time. A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. on the last day of the period if the last day of the period is a Business Day, or at 4:30 p.m. on the next Business Day if the last day of the period is not a Business Day.

(j)	Time References. References to time are to local time in Toronto, Ontario.

(k)

Approvals and Consents. If any provision requires approval or consent of a Person and such approval or consent is not delivered within the specified time limit, the Person whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

(l)	Schedules and Exhibits. The following schedules and exhibits are attached to this Agreement and form an integral part of this Agreement for all purposes of it:

SCHEDULES	DESCRIPTION

Schedule "A"	Assumed Contracts
Schedule "B"	Acquired Equipment
Schedule "C"	Excluded Assets
Schedule "D"	Acquired Fixed Assets
Schedule "E"	Acquired Intellectual Property
Schedule "F"	Acquired Properties
Schedule "G"	Acquired Royalties

SCHEDULES	DESCRIPTION

Schedule "H"	Required Consents and Approvals
Schedule "I"	Representations and Warranties of Primero
Schedule "J"	Representations and Warranties of McEwen
Schedule "K"	Permitted Encumbrances
Exhibit A	Form of Bill of Sale

ARTICLE 2
PURCHASED ASSETS AND PURCHASE PRICE

2.1	Purchase and Sale of Assets

On and subject to the terms and conditions of this Agreement, including the representations, warranties and covenants contained herein, Primero agrees to sell, assign, transfer and convey to McEwen, and McEwen agrees to purchase from Primero, the Purchased Assets free and clear of all Encumbrances, other than Permitted Encumbrances.

2.2	Excluded Assets

Other than the Purchased Assets, McEwen expressly acknowledges and agrees that it is not purchasing or acquiring, and Primero and its affiliates are not selling or assigning, any other assets or properties of Primero or its affiliates, or of any third parties which may, from time to time be located on or at the Acquired Properties, and all such other assets and properties shall be excluded from the Purchased Assets (collectively, the "Excluded Assets"). For greater certainty, Excluded Assets include the following assets and properties:

(a)	all cash and cash equivalents, bank accounts and securities of Primero, including any Primero Cash Collateral;

(b)	all Mineral Products produced on or before the Adjustment Date and shipped prior to the Closing Date;

(c)	all Primero Benefit Plans and trusts or other assets attributable thereto;

(d)	the corporate seals, organizational documents, minute books, Tax Returns, Books and Records having to do with the corporate organization of Primero;

(e)	the assets, properties and rights specifically set forth in Schedule "C";

(f)	the rights that accrue or will accrue to Primero under the Transaction Documents; and

(g)	all other assets, property and undertakings of Primero that do not relate to the Acquired Properties.

2.3	Assumed Liabilities

On and subject to the terms and conditions of this Agreement, McEwen shall assume and agree to pay, perform and discharge all Liabilities, other than Excluded Liabilities (collectively, the “Assumed Liabilities”), consisting of:

(a)	all Reclamation obligations relating to the Acquired Properties, whether arising before or after the Closing Time;

(b)	all Liabilities in respect of the streams and royalties set forth in Schedule "G" due or accruing due or arising after the Adjustment Date in all cases;

(c)	all Liabilities relating to the Purchased Assets (including Assumed Contracts) due or accruing due or arising after the Adjustment Date in all cases;

(d)	all Employee Obligations relating to the Transferred Employees due or accruing due or arising on or after the Adjustment Date and all McEwen Severance Obligations in all cases;

(e)	all Closing Date Liabilities;

(f)

any Liabilities of McEwen arising or incurred in connection with the negotiation, preparation, investigation and performance of the Transaction Documents, including fees and expenses of counsel, accountants, consultants, advisers and others; and

(g)	all other Liabilities relating to the Purchased Assets or Transferred Employees that are not Excluded Liabilities.

For greater certainty, any Liability for:

(a)	corporate income Taxes of McEwen (or any affiliate of McEwen); or

(b)	Taxes that arise out of the Closing that are the responsibility of McEwen under applicable Law, except as otherwise set forth in this Agreement,

shall be the sole responsibility of McEwen.

2.4	Excluded Liabilities

Notwithstanding any other provision in this Agreement to the contrary, neither McEwen nor any of its affiliates shall assume or be responsible to pay, perform or discharge the following Liabilities (the "Excluded Liabilities"):

(a)

any Liabilities of Primero arising or incurred in connection with the negotiation, preparation, investigation and performance of the Transaction Documents, including fees and expenses of counsel, accountants, consultants, advisers and others;

(b)

any Liability for: (i) corporate income Taxes of Primero (or any affiliate of Primero); or (ii) Taxes that arise out of the Closing that are the responsibility of Primero under applicable Law, except as otherwise set forth in this Agreement;

(c)	any Liabilities relating to or arising out of the Excluded Assets;

(d)

any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the acquisition, ownership or operation of the Purchased Assets to the extent such Action relates to such acquisition, ownership or operation on or prior to the Closing;

(e)	any Liabilities of Primero arising under or in connection with any Primero Benefit Plans;

(f)

any Environmental Liabilities relating to the Purchased Assets, but only to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing Time (other than with respect to Reclamation obligations relating to the Purchased Assets);

(g)	any Liabilities of Primero or its affiliates not relating to the Purchased Assets;

(h)

any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, retiree, employee, independent contractor or consultant of Primero existing on or prior to the Closing Time (including with respect to any breach of fiduciary obligations by any of such Persons), except for any indemnification of any Primero Indemnitees pursuant to Article 9;

(i)	all Employee Obligations due or accruing due prior to the Adjustment Date that are not included in the Statement of Adjustments and all Primero Severance Obligations;

(j)

any Liabilities under any Contracts: (i) which are not capable of being assigned to McEwen for any reason; or (ii) to the extent such Liabilities arise out of or relate to a breach by Primero of such Contracts prior to the Closing Time;

(k)	any fees, expenses or other payments incurred or owed by or on behalf of Primero or any of its affiliates to any brokers, financial advisors or comparable other Persons;

(l)	any Liabilities associated with debt, loans or credit facilities of Primero owing to any Person; and

(m)	any Liabilities arising out of, in respect of or in connection with the failure by Primero or any of its affiliates to comply with any Law, including any Environmental Law, or Governmental Order.

For greater certainty, any and all Liabilities that arise after the Adjustment Date that are not set forth in the preceding clauses (a) through (m) shall not be Excluded Liabilities, and shall be Liabilities of McEwen after the Closing Time. Primero shall, and shall cause each of its affiliates to, pay and satisfy in due course all Excluded Liabilities that Primero and its affiliates are obligated to pay and satisfy.

2.5	Purchase Price

The purchase price payable by McEwen to Primero for the Purchased Assets shall be fully paid and satisfied by the payment by McEwen of an amount in cash equal to $35 million less the amount of the Primero Cash Collateral (the "Purchase Price"), subject to adjustment in accordance with Section 2.9, and the assumption of the Assumed Liabilities, which Purchase Price shall be paid on the Closing Date by wire transfer in immediately available United States funds, in accordance with wire payment instructions to be provided by Primero to McEwen at least five (5) Business Days prior to the Closing Date.

2.6	Allocation of Purchase Price

McEwen shall prepare and deliver to Primero, on or before the day that is ten (10) Business Days prior to the Adjustment Date, a draft statement of the Purchase Price allocation, and McEwen and Primero shall work in good faith to finally settle such allocation of the Purchase Price (including the amount of the Assumed Liabilities) at least five (5) Business Days prior to the Adjustment Date. The allocation of the Purchase Price (including the Assumed Liabilities) shall be final and binding upon the Parties for all purposes, including the filing of all Tax or other returns and the preparation of all financial statements and other documents and records, unless changes to such allocation are required by the Canada Revenue Agency.

2.7	Assignment of Rights to the Purchased Assets

Upon receipt by Primero of the Purchase Price, all right, title and interest in and to the Purchased Assets shall, as between the Parties, be deemed to be transferred to, and held by, or on behalf of, McEwen notwithstanding that further actions may be taken by the Parties to effectively transfer title to McEwen after the Closing Time.

2.8	Amounts Received Post-Closing

(a)

Unless otherwise expressly agreed in this Agreement, if, following the Closing, Primero receives any monies or other amounts under or in respect of the Purchased Assets (for greater certainty, excluding any amounts received from McEwen in accordance with this Agreement) that relate to the period commencing at the Closing Time, Primero shall promptly provide McEwen with: (i) a statement of all such amounts received; (ii) a wire transfer of immediately available funds equal to such amounts; and (iii) a certificate signed by an officer or equivalent of Primero certifying that Primero has complied with the provisions of this Section 2.8(a).

(b)

Unless otherwise expressly agreed in this Agreement, if, following the Closing, McEwen receives any monies or other amounts under or in respect of Excluded Assets or Excluded Liabilities, or that relate to the Purchased Assets prior to the Closing Time, McEwen shall promptly provide Primero with: (i) a statement of all such amounts received; (ii) a wire transfer of immediately available funds equal to such amounts; and (iii) a certificate signed by an officer or director of McEwen certifying that McEwen has complied with this Section 2.8(b).

(c)

In the event of any dispute between McEwen or Primero with respect to any such amounts arising under this Section 2.8, each shall provide the other reasonable access to its books and records relating to such amounts and shall endeavour in good faith to resolve such dispute.

(d)

Neither Party is required to compensate the other Party in respect of any amount to the extent that such amount was previously reflected by an adjustment in the Statement of Adjustments in favour of such other Party.

2.9	Purchase Price Adjustment

(a)

Adjustments shall be made to the Purchase Price on the Closing for all Closing Date Liabilities and Closing Date Assets by: (i) reducing the amount of the Purchase Price by the amount of the Closing Date Liabilities; and (ii) increasing the amount of the Purchase Price by the amount of the Closing Date Assets.

(b)

No later than five (5) Business Days prior to the Adjustment Date, Primero and McEwen, acting reasonably, shall jointly prepare a statement of adjustments setting out the Closing Date Assets and the Closing Date Liabilities, itemizing the balance of each component of the Closing Date Assets and the Closing Date Liabilities included in such statement and allocating such amounts between the Parties, as appropriate (the “Statement of Adjustments”).

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of Primero

Except as set forth in the Disclosure Letter (it being expressly understood and agreed that the disclosure of any fact or item in the Disclosure Letter shall also be deemed to be an exception to (or, as applicable, disclosure for the purposes of) all applicable representations and warranties of Primero), Primero represents and warrants to McEwen as set forth in Schedule "I" and acknowledges and agrees that McEwen is relying upon such representations and warranties in connection with the entering into of this Agreement.

3.2	Representations and Warranties of McEwen

McEwen represents and warrants to Primero as set forth in Schedule "J" and acknowledges and agrees that Primero is relying upon such representations and warranties in connection with the entering into of this Agreement.

ARTICLE 4
COVENANTS

4.1	Conduct of Business of the Purchased Assets Prior to the Closing

From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by McEwen (which consent shall not be unreasonably withheld or delayed), Primero shall: (i) conduct the business and operations relating to the Purchased Assets in the Ordinary Course; and (ii) use commercially reasonable efforts to maintain and preserve intact its current organization relating to the Purchased Assets, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Purchased Assets. Without limiting the foregoing, from the date hereof until the Closing, Primero shall:

(a)	preserve and maintain all Authorizations required for the conduct of the Acquired Properties or the ownership and use of the Purchased Assets in all material respects;

(b)	pay the Liabilities relating to the Purchased Assets when due in accordance with past practice;

(c)

maintain the Acquired Properties and other assets included in the Purchased Assets in the same condition, in all material respects, as they were on the date of this Agreement, subject to reasonable wear and tear;

(d)	continue in full force and effect without modification all insurance policies relating to the Purchased Assets, except as required by applicable Law;

(e)	defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation;

(f)	maintain the Books and Records in accordance with past practice in all material respects;

(g)	comply in all material respects with all Laws applicable to the business and operations relating to the Purchased Assets or the ownership and use of the Purchased Assets;

(h)	not hedge any minerals produced from or located on the Acquired Properties; and

(i)

not take any action (or permit any action to be taken) or fail to take any action (or permit any action to fail to be taken) that would cause a material breach of any covenant in this Agreement, including any of the foregoing in (a) to (h), inclusive, above.

4.2	Covenants of Primero Relating to the Transaction

(a)

Primero shall perform all obligations required or desirable to be performed by Primero under this Agreement, co-operate with McEwen in connection therewith and do all such other acts and things as may be reasonably necessary or desirable in order to consummate and make effective the Transaction and, without limiting the generality of the foregoing, Primero shall:

(i)

use commercially reasonable efforts to satisfy all conditions precedent in this Agreement and comply promptly with all requirements imposed by Law on it with respect to this Agreement or the Transaction;

(ii)

use commercially reasonable efforts to obtain on terms acceptable to Primero and McEwen, each acting reasonably, and maintain, all third party consents (including from Governmental Entities), waivers, Authorizations, exemptions, orders, approvals, agreements, amendments or confirmations, including the Required Consents and Approvals, that are (A) necessary in connection with the Transaction, (B) required to be obtained in relation to any of the Purchased Assets, or (C) required in order to maintain any Assumed Contracts, leases, Authorizations, licenses or other authorizations in respect of the Purchased Assets in full force and effect immediately following the Closing, in each case, on terms that are reasonably satisfactory to McEwen, and without committing McEwen or Primero to pay any additional consideration or incur any additional Liability other than the existing Liabilities relating to such Purchased Assets or make the Purchased Assets subject to any additional Liability as a condition precedent to the granting of any such consent, authorization, exemption, order, approval, agreement, amendment or confirmation, in each case without the prior written consent of McEwen or Primero, as the case may be. For greater certainty, Primero shall: (A) prior to the Closing, prepare all requisite notification letters (and provide copies to McEwen) to be submitted to each applicable Governmental Entity, including to the Ministry of the Environment and Climate Change (Ontario), confirming the Transaction and, where applicable, requesting approval for the transfer to McEwen or issuance, as applicable of all transferrable Authorizations relating to the Purchased Assets; and (B) provide McEwen with all material correspondence made by Primero or received by Primero with respect to the Required Consents and Approvals, other than as relating to any Required Consent and Approval to be obtained from BMO or Wheaton;

(iii)

use commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Entities prior to the Closing in respect of Primero or the Purchased Assets and coordinating and cooperating with McEwen with respect thereto;

(iv)

use commercially reasonable efforts to oppose, lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the Closing and defend, or cause to be defended, any proceedings to which it is a party or brought against it or its directors or officers challenging the Transaction or this Agreement;

(v)

use commercially reasonable efforts to obtain, at the sole expense of McEwen, the reliance letters for the technical reports, closure plans and site conditions requested by McEwen, acting reasonably, which reliance letters shall be in form and substance acceptable to McEwen, acting reasonably, and consistent with industry practice; and

(vi)

not take any action, or refrain from taking any commercially reasonable action, or permitting any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to prevent, delay or otherwise impede the Closing.

(b)	Primero shall promptly notify McEwen (and, if it becomes aware, McEwen shall promptly notify Primero) in writing of:

(i)	any Primero Material Adverse Effect, or any fact or state of facts, circumstance, change, effect, occurrence or event which could reasonably be expected to have a Primero Material Adverse Effect;

(ii)

any notice or other communications from any Person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person (or another Person) is or may be required in connection with this Agreement or the Transaction;

(iii)

any notice or other communication from any Governmental Entity in connection with this Agreement or the Transaction (and contemporaneously provide a copy of any such notice or communication to McEwen); or

(iv)

any filing, action, suit, claim, investigation or proceeding commenced or, to its knowledge, threatened against, relating to or involving or otherwise materially affecting Primero, the Purchased Assets or that relate to this Agreement or the Transaction.

4.3	Covenants of McEwen Relating to the Transaction

(a)

McEwen shall perform all obligations required or desirable to be performed by McEwen under this Agreement, co-operate with Primero in connection therewith and do all such other acts and things as may be reasonably necessary or desirable in order to consummate and make effective the Transaction and, without limiting the generality of the foregoing, McEwen shall:

(i)

use commercially reasonable efforts to satisfy all conditions precedent in this Agreement and comply promptly with all requirements imposed by Law on it with respect to this Agreement or the Transaction;

(ii)

use commercially reasonable efforts to obtain, on terms acceptable to McEwen and Primero, each acting reasonably, and maintain, all third party consents (including from Governmental Entities), waivers, Authorizations, exemptions, orders, approvals, agreements, amendments or confirmations, including the Required Consents and Approvals, that are (A) necessary in connection with the Transaction, (B) required to be obtained in relation to any of the Purchased Assets, or (C) required in order to maintain any Assumed Contracts, leases, Authorizations, licenses or other authorizations in respect of the Purchased Assets in full force and effect immediately following the Closing, in each case, without committing McEwen or Primero to pay any additional consideration or incur any additional Liability other than the existing Liabilities relating to such Purchased Assets, or make the Purchased Assets subject to any additional Liability, in each case without the prior written consent of Primero or McEwen, as the case may be;

(iii)

use commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Entities prior to the Closing in respect of the Transaction or McEwen and cooperating with Primero with respect thereto;

(iv)

use commercially reasonable efforts to oppose, lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the Closing and defend, or cause to be defended, any proceedings to which it is a party or brought against it or its directors or officers challenging the Transaction or this Agreement;

(v)	reimburse Primero for all fees paid by Primero in connection with the assignment by Primero to McEwen of any Authorizations; and

(vi)

not take any action, or refrain from taking any commercially reasonable action, or permitting any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to prevent, delay or otherwise impede the Closing.

(b)	McEwen shall promptly notify Primero (and, if it becomes aware, Primero shall promptly notify McEwen) in writing of:

(i)	any McEwen Material Adverse Effect, or any fact or state of facts, circumstance, change, effect, occurrence or event which could reasonably be expected to have a McEwen Material Adverse Effect;

(ii)

any notice or other communications from any Person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person (or another Person) is or may be required in connection with this Agreement or the Transaction;

(iii)

any notice or other communication from any Governmental Entity in connection with this Agreement or the Transaction (and contemporaneously provide a copy of any such notice or communication to Primero); or

(iv)

any filing, action, suit, claim, investigation or proceeding commenced or, to its knowledge, threatened against, relating to or involving or otherwise materially affecting McEwen, the Purchased Assets or that relate to this Agreement or the Transaction.

4.4	Required Consents and Approvals

To the extent applicable, on and after the Closing Date, until such time as the Required Consents and Approvals have been obtained, to the extent permitted by Law, Primero shall hold any Assumed Contract, Authorization or Closure Plan which relates to the Required Consents and Approvals in trust for the benefit of McEwen and the covenants and obligations thereunder shall be fully performed by Primero at the sole expense of McEwen (and Primero shall not terminate or amend any such Assumed Contract, Authorization or Closure Plan or grant a waiver of any breach of such Assumed Contract or fail to enforce same without the prior written consent of McEwen) and all, from and after the Closing Time, benefits and obligations existing thereunder shall be for the account of McEwen and all costs (if any) in respect thereof shall also be for the account of McEwen.

4.5	Access to Information and Access for Due Diligence

From the date hereof, unless this Agreement is terminated in accordance with its terms, subject to Law, Primero shall, and shall cause its officers, directors, employees, auditors, advisors and agents to, in respect of the business, operations, assets, properties and related rights comprising and relating solely to the Purchased Assets, afford McEwen and the officers, employees, agents and representatives of McEwen or any of its affiliates such access as McEwen may reasonably request, without disrupting the business and operations of Primero, during regular business hours of Primero, including for the purpose of confirmatory due diligence, Transition Services Agreement development, environmental site assessments, environmental compliance audits and health and safety audits, facilitating post-closing business planning and indemnification purposes, to the officers, employees, agents, properties, Books and Records and Contracts of Primero, and shall make available to McEwen all data and information as McEwen may reasonably request with respect thereto. Without limiting the foregoing, Primero shall, upon McEwen's reasonable request, facilitate discussions between McEwen and any Person from whom a Required Consent and Approval must be obtained; provided that McEwen shall not contact, directly or indirectly, BMO or Wheaton without the prior written consent of Primero, which may be withheld in its sole discretion.

4.6	Public Communications

Primero and McEwen shall agree on the text of any press releases by which Primero and/or McEwen will announce: (i) the execution of this Agreement; and (ii) the Closing. A Party must not issue any press release or make any other public statement or disclosure with respect to this Agreement or the Transaction without the prior consent of the other Party (which consent shall not be unreasonably withheld or delayed), and Primero must not make any filing with any Governmental Entity with respect to this Agreement or the Transaction without the prior written consent of McEwen (which consent shall not be unreasonably withheld or delayed); provided that any Party that, in the opinion of its outside legal counsel, is required to make disclosure by Law shall use its commercially reasonable efforts to give the other Party prior oral or written notice and a reasonable opportunity to review or comment on the disclosure, and if such prior notice is not possible, shall give such notice immediately following the making of such disclosure. The Party making such disclosure shall give reasonable consideration to any comments made by the other Party or its legal counsel.

4.7	Surety Arrangements

(a)	McEwen will assume responsibility for providing financial assurance for the Closure Plans with regard to the Acquired Properties from and after the Closing Time.

(b)

McEwen shall secure substitute Financial Assurance to replace the Primero Financial Assurance (the "McEwen Financial Assurance") at the Closing Time; provided that, if the MNDM has not provided the Required Consent and Approval to the replacement of the Primero Financial Assurance with the McEwen Financial Assurance at the Closing Time, the Primero Financial Assurance shall continue after the Closing Time at the sole expense of McEwen and subject to the terms of the Transition Services Agreement, until such Required Consent and Approval from the MNDM is obtained.

4.8	Tax Matters

(a)

The Parties agree and acknowledge that the acquisition of the Purchased Assets hereunder involves the acquisition by McEwen of all or substantially all of the Canadian resource properties of Primero. McEwen and Primero covenant and agree to execute and file a joint election in the prescribed form contemplated under paragraph 66.7(7)(e) of the Tax Act, within the time limits prescribed by the Tax Act, in respect of the transfer of the Purchased Assets in order to have the "successor corporation" rules in the Tax Act apply in a manner that transfers from Primero to McEwen the maximum amount of Transferred Tax Pools allowable for such purposes. Primero shall prepare and execute such election and provide a copy of such election for McEwen's review at least 15 Business Days prior to the filing deadline. Primero shall accept any reasonable comments from McEwen in respect of such election prior to filing.

(b)

If McEwen assigns its rights and obligations under this Agreement to a direct or indirect subsidiary (the "Assignee Purchaser") pursuant to Section 10.12, Primero represents that it is, and McEwen represents (on its own behalf and on behalf of the Assignee Purchaser, if any) that the Assignee Purchaser will be duly registered under subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) and shall provide its registration number to the other Party promptly upon request by such other Party. Primero and McEwen (on its own behalf and on behalf of any Assignee Purchaser) acknowledge and agree that Primero is selling, and McEwen or the Assignee Purchaser, as applicable, is acquiring, all or substantially all of the assets used in the business currently being conducted by Primero with respect to the Purchased Assets and, if McEwen assigns its rights and obligations under this Agreement to an Assignee Purchaser pursuant to Section 10.12, Primero and McEwen (on behalf of the Assignee Purchaser) each agree to jointly prepare and execute an election pursuant to section 167 of the Excise Tax Act (Canada). McEwen represents (on its own behalf and on behalf of the Assignee Purchaser) that it shall file such election in prescribed form and within the time limits contained in the Excise Tax Act (Canada) with the appropriate Governmental Entity. Any goods and services tax, harmonized sales tax and/or any other sales or similar tax incurred in connection with the Transaction, including, for greater certainty, where an election pursuant to section 167 of the Excise Tax Act (Canada) is not or cannot be validly made in respect of the Purchased Assets, shall be borne by McEwen or the Assignee Purchaser, as the case may be. McEwen shall indemnify Primero from any and all claims, liabilities, actions, proceedings, demands, losses, costs, penalties, goods and services taxes payable, fines, damages, interest and expenses suffered by or sustained by Primero pertaining to such election pursuant to section 167 of the Excise Tax Act (Canada), including in the event that such election is not accepted by the Canada Revenue Agency. For greater certainty, the Parties agree that, if McEwen assigns its rights and obligations under this Agreement to an Assignee Purchaser, Primero will not charge or collect any amount from the Assignee Purchaser on Closing on account of goods and services tax or harmonized sales tax on the basis that the Parties have covenanted in this Section 4.8 to complete and timely file an election under section 167 of the Excise Tax Act (Canada).

(c)	McEwen shall pay (and indemnify Primero for) any and all land transfer taxes, levies and other Taxes which are paid by Primero in connection with the purchase and sale of the Purchased Assets.

(d)

Primero and McEwen (on its own behalf or on behalf of any Assignee Purchaser) will jointly elect, within the prescribed time and manner, under subsection 20(24) of the Tax Act with respect to any obligations of Primero assumed by McEwen .

4.9	Employment Matters

(a)

Prior to the Closing Time, Primero shall continue to employ all of the Employees on the same terms and conditions as are in effect on the date hereof and shall not make any changes to such terms and conditions except for normal salary and wage increases made in the Ordinary Course, and will not hire other individuals whose base salary exceeds $80,000 to be Employees (except as are required to replace departed Employees) without McEwen's prior written consent, except for any Employees who prior to the Closing Time: (i) are terminated for cause in the Ordinary Course; (ii) are terminated with McEwen's consent, which consent shall not be unreasonably withheld; (iii) voluntarily resign; or (iv) retire.

(b)

Not less than 15 days prior to the Closing, Primero agrees to provide McEwen with an updated listing of all Employees as of such date specifying, on an individual basis, the Employee's age, length of service, remuneration, position (including full-time, part-time, temporary, casual, seasonal or co -op student), and specifying if the Employee is on leave, the type of leave and the Employee's anticipated return to work date, which update describes the changes that have occurred from the date of this Agreement.

(c)

Within five (5) days after receipt of the Employee list delivered pursuant to Section 4.9(b), McEwen shall offer employment to each Employee (each, a "Prospective Employee") and shall make each such offer of employment, effective as of the Closing Time, to each Prospective Employee in accordance with Section 4.9(d) . McEwen will provide notice to Primero on the Closing Date of the names of those Prospective Employees who accept employment with McEwen (such Prospective Employees, together with all Inactive Employees, who commence employment with McEwen are collectively referred to herein as the "Transferred Employees"). Notwithstanding the foregoing, if any Prospective Employee to whom McEwen is required to make an offer of employment pursuant to this Section 4.9(c) is on an approved leave of absence from work with Primero at the time offers of employment by McEwen are to be made (each, an "Inactive Employee"), McEwen shall offer employment to such Inactive Employee on the earliest practicable date following the return of such Inactive Employee to work with Primero and otherwise on terms and conditions consistent with this Section 4.9(c) and Section 4.9(d), provided that such Inactive Employee returns to active employment within eighteen (18) months following the Closing Date or such later time as required by applicable Law. Primero shall promptly notify McEwen of the occurrence and end of any such leave of absence. Any Inactive Employee who accepts the offer of employment by McEwen upon the end of any leave of absence shall be a Transferred Employee, and all references in this Agreement to: (i) the Closing Date shall be deemed to be references to the date on which such individual becomes a Transferred Employee; and (ii) the Closing Time shall be deemed to be references to 12:01 a.m. local time on the date such individual becomes a Transferred Employee. For greater certainty, McEwen shall not be liable for any Employee Obligations paid by Primero to an Inactive Employee prior to the date upon which the Inactive Employee becomes a Transferred Employee.

(d)	The offer letters to be delivered to Prospective Employees and Inactive Employees, as applicable, by McEwen under Section 4.9(c) shall be on the basis of the following terms and conditions:

(i)

the base compensation and bonus plan entitlements shall be substantially identical to such Prospective Employees’ entitlements immediately prior to the Closing or, in the case of any Inactive Employee, immediately prior to the date on which such Inactive Employee’s leave of absence commenced, subject to any accommodation required or permitted under applicable employment Law if such Inactive Employee returns to a different or modified role, in which case such Inactive Employee’s base compensation and bonus pay entitlements shall be commensurate with the different or modified role;

(ii)	shall exclude any stock option plan or other equity based incentive plan compensation to which the Prospective Employees or Inactive Employees were entitled immediately prior to the Closing;

(iii)

the benefit entitlements shall be comparable to such Prospective Employees’ entitlements immediately prior to the Closing or, in the case of any Inactive Employee, immediately prior to the date on which such Inactive Employee’s leave of absence commenced; and

(iv)

the written employment agreements to be entered into between McEwen and each Prospective Employee or Inactive Employee, as applicable, shall give full recognition for such Prospective Employee's or Inactive Employee’s length of service with Primero prior to the Closing Date, and otherwise shall define, at McEwen's discretion, the termination entitlement owed to such Prospective Employee or Inactive Employee, as applicable, if such Prospective Employee's or Inactive Employee’s employment with McEwen is terminated following such Prospective Employee's or Inactive Employee’s acceptance of the offer of employment by McEwen.

(e)

McEwen shall deliver to Primero the form of offer letters referred to in Section 4.9(d) for Prospective Employees, upon receipt by McEwen of the Employee list referred to in Section 4.9(b) and, with respect to any Inactive Employee, upon receipt of notice that such Inactive Employee has returned to work with Primero.

(f)	Primero shall be solely responsible for all Employee Obligations and Primero Severance Obligations relating to all Employees, including Inactive Employees, who are not Transferred Employees.

(g)	In respect of Transferred Employees:

(i)

Primero shall be solely responsible for all Employee Obligations which are payable to, receivable by or accrued in favour of the Transferred Employees prior to the Adjustment Date even if not then due and payable, except in respect of Employee Obligations that are included in the Statement of Adjustments, and for all Primero Severance Obligations; and

(ii)	McEwen shall assume all Employee Obligations relating to the Transferred Employees that arise on or after the Adjustment Date and all McEwen Severance Obligations.

(h)	McEwen will have all obligations and liabilities with respect to any Governmental Entity for any Taxes which are payable to, receivable by or accrued on or after the Adjustment Date.

4.10	Assistance with Financial Statements

(a)

Prior to the Closing and as soon as reasonably practicable after the date hereof, Primero shall cause to be prepared in accordance with IFRS, at the sole expense of McEwen, all unaudited carve-out financial statements relating to the Purchased Assets as may be reasonably required by McEwen pursuant to applicable Securities Laws. In addition, Primero shall use reasonable commercial efforts to cause to be prepared in accordance with IFRS, at the sole expense of McEwen, as soon as reasonably practicable after the date hereof, all audited carve-out financial statements relating to the Purchased Assets as may be reasonably required by McEwen in accordance with applicable Securities Laws in connection with the Transaction.

(b)	This Section 4.10 shall survive the Closing for a period of 90 days.

4.11	Transition Services Agreement

Primero and McEwen agree to use their commercially reasonable efforts to negotiate and settle the Transition Services Agreement on terms that are acceptable to each of the Parties, each acting reasonably.

4.12	Schedules to this Agreement

On or before the Schedule Delivery Deadline, Primero may make non-material adjustments to the Schedules identified below and Primero shall provide to McEwen completed copies (the “Completed Schedules”) of the following schedules, in form and substance acceptable to McEwen, acting reasonably, which Completed Schedules shall form an integral part of this Agreement:

SCHEDULE	DESCRIPTION

Schedule "A"	Assumed Contracts
Schedule "B"	Acquired Equipment
Schedule "C"	Excluded Assets
Schedule "D"	Acquired Fixed Assets
Schedule "E"	Acquired Intellectual Property
Schedule "F"	Acquired Properties
Schedule "G"	Acquired Royalties
Schedule "K"	Permitted Encumbrances

ARTICLE 5
NON-SOLICITATION

5.1	Non-Solicitation

Commencing on the date hereof and until 5:00 p.m. on the earliest of the Closing Date, the Termination Date and the Outside Date: (i) Primero shall not, directly or indirectly, and shall not permit any of its affiliates or any of the Representatives of Primero to (A) encourage, solicit, initiate discussions with or engage in negotiations with any Person (whether such negotiations are initiated by a Representative or otherwise), other than McEwen, relating in any way to the acquisition of all or any portion of the Purchased Assets (a "Competing Transaction"), (B) enter into any letter of intent, contract or other agreement with any person or entity, other than McEwen, providing for any Competing Transaction, or (C) encourage, solicit or initiate discussions with any Person, other than McEwen, relating in any way to a Competing Transaction; (ii) Primero shall, and shall cause the Representatives to, suspend all discussions with third parties regarding any Competing Transaction; and (iii) to the extent permissible under applicable laws, Primero shall, and shall cause the Representatives to, promptly notify McEwen, within 24 hours of receipt of a proposal, inquiry or other written communication relating in any way to a Competing Transaction, of the terms and conditions thereof, and the identity of the Person or Persons making such proposal, inquiry or other written communication. For greater certainty, any receipt by Primero of a proposal in respect of a Competing Transaction shall not affect McEwen’s rights under this Agreement or relieve Primero of its obligations to complete the Transaction. None of the foregoing shall apply to any Excluded Asset or any other assets of Primero other than the Purchased Assets.

ARTICLE 6
CONDITIONS

6.1	Mutual Conditions Precedent

The Parties are not required to complete the Transaction unless each of the following conditions is satisfied on or as of the Closing Date, which conditions may only be waived, in whole or in part, by the mutual consent of each of the Parties:

(a)	Illegality. No Law is in effect that makes the Closing illegal or otherwise prohibits or enjoins Primero or McEwen from completing the Closing;

(b)	Governmental Approvals. Each of McEwen and Primero shall have received all Authorizations required for the Closing; and

(c)	Required Consents and Approvals. The Required Consents and Approvals shall have been obtained in form and substance satisfactory to the Parties, acting reasonably.

6.2	Additional Conditions Precedent to the Obligations of McEwen

McEwen is not required to complete the Transaction unless each of the following conditions is satisfied on or as of the Closing Date, which conditions are for the exclusive benefit of McEwen and may only be waived, in whole or in part, by McEwen in its sole discretion:

(a)

Representations and Warranties. (i) The representations and warranties of Primero set forth in this Agreement that are qualified by materiality or Primero Material Adverse Effect qualifications shall be true and correct in all respects and all other representations and warranties of Primero set forth in this Agreement shall be true and correct in all material respects, in each case, as of the Closing Date as if made on and as of such date except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be accordingly true and correct as of such earlier date; and (ii) Primero shall have delivered a certificate confirming paragraph (i) above to McEwen, executed by a senior officer of Primero (without personal liability), addressed to McEwen and dated the Closing Date.

(b)

Performance of Covenants. (i) Primero shall have fulfilled or complied in all material respects with each of the covenants and obligations of Primero contained in this Agreement to be fulfilled or complied with by Primero on or prior to the Closing Date; and (ii) Primero shall have delivered a certificate confirming paragraph (i) above to McEwen, executed by a senior officer of Primero (without personal liability), addressed to McEwen and dated the Closing Date.

(c)

No Material Adverse Effect. (i) There shall not have occurred a Primero Material Adverse Effect on or prior to the Closing Time; and (ii) Primero shall have delivered a certificate confirming paragraph (i) above to McEwen, executed by a senior officer of Primero (without personal liability), addressed to McEwen and dated the Closing Date.

(d)

No Legal Action. There is no action or proceeding pending to prohibit or restrict the Transaction or the Closing or to materially adversely affect the ownership or operation by McEwen of the Purchased Assets after the Closing Time.

(e)	Damage or Destruction. The Purchased Assets shall not in any material respect have been damaged or destroyed, in whole or in part, by fire, theft or any other hazard.

(f)

Title Insurance. Primero shall own and control all right, title and interest in and to the Purchased Assets, subject only to Permitted Encumbrances, as evidenced by the Title Insurance Policy (the “Title Insurance Policy”) and a favourable legal opinion from legal counsel for Primero in relation to the title to the mining claims included in the Acquired Properties to the extent such mining claims are not covered by the Title Insurance Policy (the "Title Opinion"), in each case, addressed to McEwen and which are delivered by Primero to McEwen, at Primero's expense, in form and substance acceptable to McEwen and McEwen's legal counsel, each acting reasonably.

(g)	Deliveries. Primero shall deliver or cause to be delivered to McEwen the following in form and substance satisfactory to McEwen, acting reasonably:

(i)	the certificates referred to in Section 6.2(a), Section 6.2(b) and Section 6.2(c);

(ii)	certified copies of: (i) the articles of Primero; and (ii) the resolutions of Primero Board approving the entering into of this Agreement and the Transaction;

(iii)	a certificate of status, compliance, good standing or like certificate with respect to Primero issued by an appropriate Governmental Entity of its jurisdiction of incorporation or formation;

(iv)	a direction to McEwen regarding the payment of the Purchase Price;

(v)	a bill of sale, assignment and assumption, substantially in the form of Exhibit B, executed by Primero;

(vi)	the Transition Services Agreement, executed by Primero;

(vii)

all conveyances, transfers, assignments, consents and other documents as may be required to convey to McEwen the Purchased Assets with good and marketable title, free and clear of all Encumbrances, other than the Permitted Encumbrances;

(viii)	the Title Insurance Policy;

(ix)	the Title Opinion;

(x)

an opinion dated the Closing Date from legal counsel for Primero, in a form customarily provided in transactions of this nature, including in respect of the due authorization, execution, delivery and enforceability of this Agreement;

(xi)

evidence of discharge of any security granted pursuant to the BMO Credit Agreement with respect to the Purchased Assets, and a consent from the Administrative Agent and the Lenders (each as defined in the BMO Credit Agreement);

(xii)	a consent from Sandstorm pursuant to the Sandstorm Gold Stream Agreement;

(xiii)	a valid Workers Compensation and Insurance Board ("WSIB") Purchase Certificate verifying that there are no outstanding debts on Primero's WSIB account;

(xiv)	a draft copy of the tax election under section 167 of the Excise Tax Act (Canada), described in Section 4.8 of this Agreement;

(xv)	all documents as may be required to discharge and remove from title any Encumbrance that is not a Permitted Encumbrance;

(xvi)	reliance letters provided pursuant to Section 4.2(a)(v); and

(xvii)

copies or originals of such other documents, instruments, agreements or certificates necessary or advisable for the Closing or for the operation and use of the Purchased Assets by McEwen after the Closing, as McEwen shall reasonably request.

6.3	Additional Conditions Precedent to the Obligations of Primero

Primero is not required to complete the Transaction unless each of the following conditions is satisfied on or as of the Closing Date, which conditions are for the exclusive benefit of Primero and may only be waived, in whole or in part, by Primero in its sole discretion:

(a)

Representations and Warranties. (i) The representations and warranties of McEwen set forth in this Agreement that are qualified by materiality or McEwen Material Adverse Effect qualifications shall be true and correct in all respects and all other representations and warranties of McEwen set forth in this Agreement shall be true and correct in all material respects, in each case as of the Closing Date as if made on and as of such date except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be accordingly true and correct as of such earlier date; and (ii) McEwen shall have delivered a certificate confirming paragraph (i) above to Primero, executed by a senior officer of McEwen (without personal liability), addressed to Primero and dated the Closing Date;

(b)

Performance of Covenants. (i) McEwen shall have fulfilled or complied in all respects with each of the covenants and obligations of McEwen contained in this Agreement to be fulfilled or complied with by McEwen on or prior to the Closing Date; and (ii) McEwen shall have delivered a certificate confirming paragraph (i) above to Primero, executed by a senior officer of McEwen (without personal liability), addressed to Primero and dated the Closing Date;

(c)	No Legal Action. There is no action or proceeding pending to prohibit or restrict the Transaction or the Closing;

(d)	Deliveries. McEwen shall deliver or cause to be delivered to Primero the following in form and substance satisfactory to Primero, acting reasonably:

(i)	the certificates referred to in Section 6.3(a) and Section 6.3(b);

(ii)	certified copies of (i) the articles and by-laws of McEwen; and (ii) the resolutions of the McEwen Board approving the entering into of this Agreement and the Transaction;

(iii)	a certificate of status, compliance, good standing or like certificate with respect to McEwen issued by appropriate government officials of its jurisdiction of incorporation or formation;

(iv)	a wire transfer representing payment of the Purchase Price in accordance with Section 2.2, sent in accordance with the direction delivered by Primero to McEwen under Section 6.2(g)(iv);

(v)	a bill of sale, assignment and assumption, substantially in the form of Exhibit B, executed by McEwen;

(vi)	the Transition Services Agreement, executed by McEwen;

(vii)

an opinion dated the Closing Date from legal counsel for McEwen, in respect of the due authorization, execution, delivery and enforceability of this Agreement, in a form customarily provided in a transaction of this nature;

(viii)

subject to Section 4.7, evidence satisfactory to Primero, acting reasonably, that the Primero Financial Assurance has been replaced or will be replaced with the McEwen Financial Assurance on or after Closing;

(ix)

agreement by McEwen in writing with Newmont Canada Corporation to observe and be bound by the terms of the royalty in respect of the 2.5% NSR royalty pursuant to a royalty agreement dated March 25, 2009 between Apollo Gold Corporation, as grantor, and Newmont Canada Corporation, as royalty holder, relating to certain parcels comprising the Properties, accepted by Newmont Canada Corporation; and

(x)	copies or originals of such other documents, instruments, agreements or certificates necessary or advisable to consummate the Transaction, as Primero shall reasonably request.

ARTICLE 7
TERM AND TERMINATION

7.1	Termination

(a)	This Agreement may be terminated prior to the Closing Date:

(i)	by the mutual written agreement of the Parties;

(ii)	by either Primero or McEwen if:

(A)

the closing of the Transaction does not occur on or prior to the end of the day on the Outside Date; provided that a Party may not terminate this Agreement pursuant to this Section 7.1(a)(ii)(A) if the failure of the closing of the Transaction to so occur has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or obligations under this Agreement; or

(B)

after the date of this Agreement, any Law is enacted, made, enforced or amended, as applicable, that makes the Closing illegal or otherwise permanently prohibits or enjoins Primero or McEwen from completing the Closing, and such Law has, if applicable, become final and non- appealable, provided the Party seeking to terminate this Agreement pursuant to this Section 7.1(a)(ii)(B) has used its commercially reasonable efforts to appeal such Law (provided such Law is an order, injunction, judgment, decree or ruling) or otherwise have it lifted or rendered non-applicable in respect of the Transaction;

(iii)

by Primero if a breach of any representation or warranty or failure to perform any covenant on the part of McEwen under this Agreement occurs that would cause any condition in Section 6.3(a) or Section 6.3(b) not to be satisfied in any material respect, and such breach or failure is incapable of being cured or is not cured by the Outside Date, provided that any Wilful Breach shall be deemed to be incurable; or

(iv)	by McEwen:

(A)

if a breach of any representation or warranty or failure to perform any covenant on the part of Primero under this Agreement occurs that would cause any condition in Section 6.2(a) or Section 6.2(b) not to be satisfied in any material respect, and such breach or failure is incapable of being cured or is not cured by the Outside Date; provided that any Wilful Breach shall be deemed to be incurable; or

(B)	after the date of this Agreement and prior to the Closing, there has occurred a Primero Material Adverse Effect.

(b)

The Party desiring to terminate this Agreement pursuant to Section 7.1(a) shall give notice of such termination to the other Party, specifying in reasonable detail the basis for such Party's exercise of its termination right.

7.2	Effect of Termination

If this Agreement is terminated pursuant to Section 7.1, this Agreement shall become void and of no further force or effect without liability of either Party to the other Party to this Agreement, except that no Party shall be relieved of any liability for any Wilful Breach by it of this Agreement.

ARTICLE 8
CLOSING

8.1	Date, Time and Place of Closing

The Closing will take place at the offices of Bennett Jones LLP, Suite 3400, One First Canadian Place, Toronto, Ontario, at 10:00 a.m. on the Closing Date or at such other place, on such other date and at such other time was may be agreed upon in writing between McEwen and Primero.

ARTICLE 9
INDEMNIFICATION

9.1	Survival

Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is 24 months from the Closing Date; provided that: (i) the Fundamental Representations and the representations and warranties set forth in Section (19) Environmental of Schedule "I" shall survive the Closing and shall remain in full force and effect until the fifth (5th) anniversary following the Closing Date; and (ii) the representations and warranties set forth in Section (16) Tax of Schedule "I" shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the Parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

9.2	Indemnification By Primero

Subject to the other terms and conditions of this Article 9, Primero shall indemnify and defend McEwen and its affiliates and their respective Representatives (collectively, the "McEwen Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the McEwen Indemnitees based upon, arising out of, with respect to or by reason of:

(a)

any inaccuracy in or breach of: (i) any of the representations or warranties of Primero contained in this Agreement or in any Transaction Document delivered by or on behalf of Primero pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or (ii) any certificate or instrument delivered by or on behalf of Primero pursuant to this Agreement;

(b)	any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Primero pursuant to this Agreement;

(c)	any Excluded Asset or any Excluded Liability; or

(d)

any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Primero or any of its affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date.

9.3	Indemnification By McEwen

Subject to the other terms and conditions of this Article 9, McEwen shall indemnify and defend Primero and its affiliates and their respective Representatives (collectively, the "Primero Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Primero Indemnitees based upon, arising out of, with respect to or by reason of:

(a)

any inaccuracy in or breach of: (i) any of the representations or warranties of McEwen contained in this Agreement or in any Transaction Document delivered by or on behalf of McEwen pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or (ii) any certificate or instrument delivered by or on behalf of McEwen pursuant to this Agreement;

(b)	any breach or non-fulfillment of any covenant, agreement or obligation to be performed by McEwen pursuant to this Agreement; or

(c)	any Purchased Asset or any Assumed Liability.

9.4	Certain Limitations

The indemnifications provided for in Section 9.2 and Section 9.3 shall be subject to the following limitations:

(a)

Primero shall not be liable to the McEwen Indemnitees for indemnification under Section 9.2 until the aggregate amount of all Losses in respect of indemnification under Section 9.2 exceeds $350,000 (the "Basket"), in which event Primero shall be required to pay or be liable for all such Losses from the first dollar.

(b)

Primero shall not be liable to the McEwen Indemnitees for indemnification under Section 9.2 in an aggregate amount in excess of: (i) in respect of indemnification relating to an inaccuracy or breach by Primero of a Fundamental Representation, the Purchase Price; (ii) in respect of indemnification relating to an inaccuracy or breach by Primero of any other representation or warranty, 25% of the Purchase Price; and (iii) in respect of indemnification pursuant to Section 9.2(b), Section 9.2(c) or Section 9.2(d), the Purchase Price.

(c)

McEwen shall not be liable to the Primero Indemnitees for indemnification under Section 9.3 until the aggregate amount of all Losses in respect of indemnification under Section 9.3 exceeds the Basket, in which event McEwen shall be required to pay or be liable for all such Losses from the first dollar.

(d)

McEwen shall not be liable to the Primero Indemnitees for indemnification under Section 9.3 in an aggregate amount in excess of: (i) in respect of indemnification relating to an inaccuracy or breach by McEwen of a Fundamental Representation, the Purchase Price; (ii) in respect of indemnification relating to an inaccuracy or breach by McEwen of any other representation or warranty, 25% of the Purchase Price; and (iii) in respect of indemnification pursuant to Section 9.3(b) or Section 9.3(c), the Purchase Price.

(e)

Neither Primero nor McEwen has any liability or obligation with respect to any single claim for indemnification or otherwise with respect to the matters described in Section 9.2 or Section 9.3 unless the actual amount of the Losses suffered with respect to such claim is greater than $10,000. The amount of Losses with respect to any claim that is $10,000 or less shall be taken into account in determining whether or not the actual total amount of all Losses suffered exceeds the Basket.

(f)

Notwithstanding the foregoing, the limitations set forth in Section 9.4(a), Section 9.4(b), Section 9.4(c) and Section 9.4(d) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Fundamental Representations or in respect of fraud, criminal activity or willful misconduct.

9.5	Indemnification Procedures

The Party making a claim under this Article 9 is referred to as the "Indemnified Party", and the Party against whom such claims are asserted under this Article 9 is referred to as the "Indemnifying Party."

(a)

Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an affiliate of a Party or a Representative of the foregoing (a "Third Party Claim") against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof, but in any event not later than ten (10) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses or is otherwise materially prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof (including any statement of claim or demand notice) and shall indicate the estimated amount, if reasonably practicable, of the Losses that have been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of, any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own legal counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that the Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that: (i) is asserted directly by or on behalf of a Person that is a supplier or customer relating to the Purchased Assets (if the Indemnifying Party is Primero); or (ii) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 9.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with legal counsel selected by it, subject to the Indemnifying Party's right to control the defense thereof. The fees and disbursements of such legal counsel shall be at the expense of the Indemnified Party; provided that, if in the reasonable opinion of legal counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party, or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of legal counsel to the Indemnified Party in each jurisdiction in which the Indemnified Party determines legal counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 9.5(b), pay, compromise (acting reasonably) or defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Primero and McEwen shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and making available, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, such then existing management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)

Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into a settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 9.5(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may assume carriage of such matter, and continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense of the Third Party Claim pursuant to Section 9.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)

Direct Claims. Any Action by an Indemnified Party on account of Losses that do not result from a Third Party Claim (a "Direct Claim") shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof, but in any event not later than ten (10) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses or is otherwise materially prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof (including any statement of claim or demand notice) and shall indicate the estimated amount, if reasonably practicable, of the Losses that have been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its legal counsel to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Indemnified Party's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or its legal counsel may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such Direct Claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

9.6	Payments

Once any Losses are agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article 9, the Indemnifying Party shall satisfy its obligations within fifteen (15) days of such final, non-appealable adjudication by wire transfer of immediately available funds. The Parties agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to, but excluding, the date such payment has been made in full, at a rate per annum equal to the Prime Rate plus 5%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

9.7	Tax Treatment of Indemnification Payments

All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law, and shall be allocated as among the Purchased Assets by the Parties, each acting reasonably.

9.8	One Recovery

An Indemnified Party is not entitled to double recovery for any Losses even though they may have resulted from the breach, inaccuracy or failure to perform of more than one of the representations, warranties, covenants and obligations of the Indemnifying Party in this Agreement. No Party has any liability or obligation with respect to any Losses subject to indemnification under Section 9.2 or Section 9.3 to the extent that such Losses were reflected as an adjustment to the Purchase Price in Section 2.9.

9.9	Duty to Mitigate

Nothing in this Agreement in any way restricts or limits the general obligation at Law of an Indemnified Party to mitigate any Losses which it may suffer or incur by reason of the breach, inaccuracy or failure to perform of any representation, warranty, covenant or obligation of the Indemnifying Party under this Agreement. If any Losses can be reduced by any recovery, settlement, payment or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person, the Indemnified Party shall take all appropriate steps to enforce such recovery, settlement or payment and the amount of any Losses of the Indemnified Party will be reduced by the amount of insurance proceeds actually recovered by the Indemnified Party.

9.10	Effect of Investigation

A Party shall have no obligation or liability for indemnification under Section 9.2, Section 9.3 or otherwise with respect to any breach or inaccuracy of any representation or warranty in this Agreement or any failure to perform or fulfill any covenants or obligations, if the Party making the claim had knowledge of the breach, inaccuracy or failure to perform on or prior to the Closing.

9.11	Exclusive Remedies

Subject to Section 10.3, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a Party in connection with the Transaction) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article 9. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Party and its affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article 9. Nothing in this Section 9.11 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party's fraudulent, criminal or intentional misconduct.

9.12	Trusts

It is the intention of: (i) Primero to constitute McEwen as a trustee for McEwen Indemnitees that are not parties to this Agreement of the covenants of Primero contained in this Article 9 and McEwen agrees to accept such trust and to hold and enforce such covenants on behalf of each such McEwen Indemnitee; and (ii) McEwen to constitute Primero as a trustee for the Primero Indemnitees that are not parties to this Agreement of the covenants of McEwen contained in this Article 9 and Primero agrees to accept such trust and to hold and enforce such covenants on behalf of each such Primero Indemnitee.

ARTICLE 10
GENERAL PROVISIONS

10.1	Amendments

This Agreement may only be amended by mutual written agreement of the Parties.

10.2	Expenses

Primero will be responsible for the costs relating to the Title Insurance Policy and the Title Opinion. Subject to the foregoing or as otherwise expressly agreed between the Parties, all out-of-pocket third party transaction expenses incurred in connection with this Agreement and the Transaction, including all costs, expenses and fees of Primero and McEwen incurred prior to or after the Closing Date in connection with, or incidental to, the Transaction, shall be paid by the Party incurring such expenses, whether or not the Transaction is completed, except as expressly provided in this Agreement.

10.3	Injunctive Relief and Remedies

The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at Law in the event that any of the provisions of this Agreement were not performed by Primero or McEwen in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to injunctive and other equitable relief to prevent breaches or threatened breaches of this Agreement by the other Party, and to enforce compliance with the terms of this Agreement by the other Party without any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which a Party may be entitled at Law or in equity.

10.4	Privacy Matters

(a)

The Disclosing Party acknowledges and confirms that the disclosure of Transaction Personal Information is necessary for the purposes of determining if the Parties will proceed with the Transaction, and that the disclosure of Transaction Personal Information relates solely to the carrying on of the business and the review of the Purchased Assets and the Closing.

(b)

The Disclosing Party covenants and agrees to, upon request, use reasonable efforts to advise the Recipient of all documented purposes for which the Transaction Personal Information was initially collected from or in respect of the individual to which such Transaction Personal Information relates and all additional documented purposes where the Disclosing Party has notified the individual of such additional purpose, and where required by Law, obtained the consent of such individual to such use or disclosure.

(c)	Prior to the Closing, the Recipient covenants and agrees to:

(i)

collect, use and disclose the Transaction Personal Information solely for the purpose of reviewing and completing the Transaction, including for the purpose of determining whether to complete the Transaction; and

(ii)	not disclose the Transaction Personal Information to any person other than its Representatives who are evaluating and advising in relation to the Transaction; and

(iii)	to protect and safeguard the Transaction Personal Information as required by Law.

(d)	After the Closing, the Recipient and the Disclosing Party each covenants and agrees to:

(i)

use and disclose the Transaction Personal Information only for those purposes for which the Transaction Personal Information was initially collected from or in respect of the individual to which such Transaction Personal Information relates or for the Closing, unless (A) the Disclosing Party or the Recipient have first notified such individual of such additional purpose, and where required by Law, obtained the consent of such individual to such additional purpose, or (B) such use or disclosure is permitted or authorized by Law, without notice to, or consent from, such individual;

(ii)	to protect and safeguard the Transaction Personal Information as required by Law; and

(iii)	give effect to any withdrawal of consent made by an individual to whom the Transaction Personal Information relates.

(e)

Where required by Law, the Disclosing Party agrees to promptly notify the individuals to whom the Transaction Personal Information relates that the Transaction has taken place and that the Transaction Personal Information has been disclosed to the Recipient.

(f)

If this Agreement is terminated prior to the Closing, the Recipient shall, at the Disclosing Party's election: (i) promptly deliver to the Disclosing Party all Transaction Personal Information in its possession or in the possession of any of its Representatives, including all copies, reproductions, summaries or extracts thereof; or (ii) promptly destroy all such Transaction Personal Information.

(g)

In this Agreement, "Transaction Personal Information" means personal information (namely, information about an identifiable individual other than their business contact information when used or disclosed for the purpose of contacting such individual as a representative of an organization and for no other purpose) to be disclosed or conveyed to one Party or any of its Representatives (a "Recipient") by or on behalf of another Party (a "Disclosing Party") as a result of or in conjunction with the Transaction, and includes all such personal information disclosed to the Recipient prior to the execution of this Agreement.

10.5	Further Assurances

From time to time after the Closing Date, a Party shall, at the request of the other Party, execute and deliver such additional conveyances, transfers and other assurances as may be reasonably required to effectively complete the Transaction and to carry out the intent of this Agreement. Without limiting the generality of the foregoing, to the extent that any Purchased Asset is not transferred to McEwen, upon the written request of McEwen, Primero shall use its best efforts to transfer, or to cause the transfer of, such asset to McEwen or take other appropriate steps to allow McEwen to enjoy the benefit of such Purchased Asset.

10.6	Notices

Any notice or other communication given regarding the matters contemplated by this Agreement must be in writing, sent by personal delivery, courier or electronic mail and addressed to:

(a)	McEwen at:

McEwen Mining Inc.
150 King Street West
Suite 2800
Toronto, Ontario M5H 1J9

	Attention:	Robert R. McEwen and Carmen Diges
	Email:	rob@mcewenmining.com and cdiges@mcewenmining.com

with a copy to:

Bennett Jones LLP
3400 One First Canadian Place
Toronto, ON M5X 1A4

	Attention:	Michael N. Melanson
	Email:	melansonm@bennettjones.com

(b)	Primero at:

Primero Mining Corp.
79 Wellington St. West, Suite 2100
Toronto, ON M5K 1H1

	Attention:	Joseph Conway and H. Maura Lendon
	Email:	jconway@primeromining.com and mlendon@primeromining.com

with a copy to:

Stikeman Elliott LLP
5300 Commerce Court West
199 Bay Street
Toronto, ON M5L 1B9

	Attention:	Elizabeth Breen
	Email:	ebreen@stikeman.com

Any notice or other communication is deemed to be given and received: (i) if sent by personal delivery or same day courier, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. and otherwise on the next Business Day; (ii) if sent by overnight courier, on the next Business Day; or (iii) if sent by electronic mail, on the next Business Day. Sending a copy of a notice or other communication to a Party's legal counsel as contemplated above is for information purposes only and does not constitute delivery of the notice or other communication to that Party. The failure to send a copy of a notice or other communication to legal counsel does not invalidate delivery of that notice or other communication to a Party.

10.7	Time of the Essence

Time is of the essence in this Agreement.

10.8	Third Party Beneficiaries

The Parties intend that this Agreement will not benefit or create any right or cause of action in favour of any other Person, other than the Parties and, except as provided in Article 9, that no Person, other than the Parties, shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.

10.9	Brokerage and Finder's Fees

It is understood and agreed that, other than Scotia Capital Inc., no broker, agent or other intermediary acted for either Primero or McEwen in connection with the sale or purchase of the Purchased Assets and: (i) Primero agrees to indemnify McEwen and hold it harmless in respect of any claim for brokerage or other commissions relating to this Agreement or the Transaction which is caused by any action of Primero or any of its affiliates; and (ii) McEwen agrees to indemnify Primero and hold it harmless in respect of any claim for brokerage or other commissions relating to this Agreement or to the Transaction which is caused by any action of McEwen or any of its affiliates.

10.10	Waiver

No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party's failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

10.11	Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the Transaction and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. The Parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the Transaction.

10.12	Successors and Assigns

(a)

This Agreement becomes effective only when executed by Primero and McEwen. After that time, it will be binding upon and enure to the benefit of Primero and McEwen and their respective successors and permitted assigns.

(b)

Subject to Section 10.12(c), neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by any Party without the prior written consent of the other Party.

(c)

Notwithstanding Section 10.12(b), McEwen may assign all or any part of its rights and obligations under this Agreement to a wholly-owned direct or indirect subsidiary of McEwen without the consent of Primero, provided that McEwen shall provide Primero with no less than five (5) Business Days' prior written notice of such assignment.

10.13	Severability

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to give effect the original intent of the Parties as closely as possible in an acceptable manner to allow the Transaction to be completed to the fullest extent possible.

10.14	Governing Law

(a)	This Agreement will be governed by and interpreted and enforced in accordance with the Laws of the Province of Ontario and the federal Laws of Canada applicable therein.

(b)

Each Party irrevocably attorns and submits to the non-exclusive jurisdiction of the Ontario courts situated in the City of Toronto and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

10.15	Rules of Construction

The Parties waive the application of any Law or rule of construction providing that ambiguities in any agreement or other document shall be construed against the Party drafting such agreement or other document.

10.16	Counterparts

This Agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together shall be deemed to constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first written above.

MCEWEN MINING INC.

By:
Name
Title:

PRIMERO MINING CORP.

By:

Name: Joseph Conway
Title: Interim President and Chief Executive Officer

SCHEDULE "A"
ASSUMED CONTRACTS

1.	Custom Milling Agreement dated November 17, 2016 between Primero and Sage Gold Inc.

2.	Purchase Agreement dated November 9, 2010 between Brigus Gold Corp. and Sandstorm Resources Ltd.

3.

Crushing Agreement dated October 4, 2013 between 1685300 Ontario Inc. O/A LPL Contracting with Wahgoshig Limited Partnership; term expired on March 21, 2017. A new Crushing Agreement dated April 1, 2017 remains pending signatures. Services continue in the interim.

4.	Highway Ore Haul Transportation Agreement dated March 22, 2016 between Primero and 1685300 Ontario Inc. O/A LPL Contracting with Wahgoshig Limited Partnership.

5.	Impact and Benefit Agreement dated June 3, 2011 between Wahgoshig First Nation and Brigus Gold Corp.

6.	Lease agreement dated May 20, 2016 between Sandvik Canada, Inc. dba Sandvik Customer Finance Canada and Primero.

7.	Lease agreement dated December 10, 2015 between Sandvik Canada, Inc. dba Sandvik Customer Finance Canada and Primero.

8.	Refining Agreement No. BC-2015/09/18 dated December 31, 2015 between Asahi Refining Canada Ltd. And Primero Mining Corp.

9.	Supply of Goods and Services Agreement, dated May 7, 2015 between Fountain Tire (Timmins) Ltd., and Primero Mining Corp., and Wahgoshig First Nation.

10.	Product Supply Agreement, dated February 1, 2015 between Suncor Energy Products Partnership and Primero Mining Corp.

11.	Fuel Supply and Equipment Agreement, dated July 14, 2014, between Superior Propane, a division of Superior Plus LP and Primero Gold Canada Inc.

12.	Loaned Equipment Contract, dated February 15, 2015, between Petro-Canada Lubricants Inc., and Primero Mining Corp.

13.	Sales Contract, dated February 1, 2015, between Petro-Canada Lubricants Inc., and Primero Mining Corp.

14.	Outstanding Purchase Orders and Ordinary Course Terms and Conditions.

A - 1

SCHEDULE "B"

ACQUIRED EQUIPMENT

(1)    Underground Equipment

Item	Supplier/Vendor	Serial/VIN	Asset#
Bolter
Maclean Bolter	Total Equipment	SN 1036148-928-138	334301
(Remanufactured)	Services

Compressors
UG Compressor	Comairco	201611280042

Comairco Sullair Screw	Comairco	SN 201505190083
Compressor

Comairco Compressor	Comairco

Drills
UG Drill - Long Hole Drill	Walden	T-18

UG Drill - Longhole Buggy	UPC		339905

UG Drill - Long Hole Drill

UG Drill - Blockholer Drill	RDH	SN 06-919	333105

UG Drill - Bazooka	Parts HeadQuarters
	Inc.
Jumbo
UG Drill - 1 Boom Jumbo -	Sandvik	SN 116D36416-1	334205
DD211

UG Drill - DD420 40C - SN	Sandvik	SN 111D18816-1	334204
111D18816- 1

UG Drill - 410 - SN	Sandvik	SN L110D613	330605
L110D613

UG Drill - 1 Boom Jumbo -	Sandvik	SN L10D5246	334203
DD310

UG Drill - 2 Boom Jumbo -	Sandvik	SN 108D14052-1	334202
DD420-60C - 2

UG Drill - 2 Boom Jumbo -	Sandvik	SN 108D15693-1	334201
DD420-60C - 1

Electrical

B - 1

2.5MVA Electrical
Transformer Move
UG Fibre & Camera's	Noront
	Communication
UG 3 Starters & Pressure
switch
Fuel Truck
UG Fuel Lube Truck -	Getman	SN 024004	332203
Sandvik
Grader
135H Cat Motor Grader	CAT	SN CBC00267	331605
Lube Truck
Lube Tech Truck - Toyota	Toyota
Land Cruiser
Pumps
UG Dewatering Pump		SN PAC-PRJ13-0131-A-B
UG METSO 100 HP pumps	Metso
Winch and Pump
Mill 10' Discharge Pump
Scissorlift
Scissorlift	Marcotte	SN M2351	333104
Scissor Lift - SLX5000	Walden	SN 884199	333103
Scissor Lift - SLX5000	Walden	SN 01350000DF	333102
Scissor Lift - SLX5000	Walden	SN 0125000DR	333101
Scoop Buckets
Scoop Bucket - 6 YD -	Sandvik	7706	7706
LH410
Scoops
Sccop - LH410	Sandvik	SN LS10D1010
Scoop - LH410	Sandvik	SN L410D831	330606
Scoop - LH410	Sandvik	SN L810D488	330614
Scoop - 6 YD - LHD410	Sandvik	SN T0700U420	330613

Nautilus Remote Control
Systems for Wagner Scoops
Scoop - 2 YD - Wagner ST	Wagner	SN NAN090095	330211
2D - NAN090095
Scoop - 2 YD - Wagner ST	Wagner	SN NAN1000689726	330210
2D - NAN10000689726
Scoop - 2 YD - Wagner ST	Wagner	SN AXA100094	330208
2D - AXA100094
UG Loader - LH307 - SN	Sandvik	SN L107D386	330412
L107D386 - BUL 12
UG Loader - LH307 - SN	Sandvik	SN L107D374	330407
L107D374
UG Loader - LH410	Sandvik	SN C110D627	330604
Scoop - 8 YD - LHD514 -	Sandvik	SN L014D403	330803
SN L014D403
Support Equipment
UG Drum Slushers - 30HP
(2)
UG Alimak C/W Rescue	CMAC
Unit - 9 ft Platform
UG Shotcrete Machine &	Kubota	SN 21226
Robotic Arm - Minemaster
R520S with shotcrete boom
UG Kubota Backhoe -	Kubota	SN 21228	330528
Minemaster 520S
UG Marcotte Boom Truck -	Marcotte	SN 3046	332210
SN 3046 - 2008
UG Boom Truck - BTX5000	Walden	SN 1-06-528	332211
UG Shotcrete Machine		Aliva 252	113003
UG Getman Crane Truck	Getman	SN D21-010	332202
UG Shotcrete Machine	KUBOTA		113002
Support Equipment - Mancarriers
UG Toyota Truck Cab &	Mobile Parts	MPI-1261

Chassis
UG Toyota Man Carrier -	Mobile Parts	SN JTEL871J50434265	337916
Electrical
UG Toyota Troop Carrier	Mobile Parts	SN MPI-1222
UG Toyota Truck Cab &	Mobile Parts	SN MPI-1224
Chassis
UG Tractor - 7 Man	Minecat	SN IFIMC100F6467	337565
Personnel Carrier MC100F
7Man LPC RMB R/F
UG Toyota Troop	Mobile Parts	SN MPI-1223
Mancarrier
UG Service Vehicle	Toyota	JTELB71J89708209	337904
UG Service Vehicle	Toyota	JTELB71J49708541	337905
UG Toyota Truck	Toyota	JTELB71J607103692	337909
UG Toyota Land Cruiser -	Toyota	JTELB71J907100589	337910
4WD
UG Toyota Man Carrier	Toyota	SN JTELB71J197081833	337906
UG Toyota Man Carrier	Toyota	SN JTELB71J197079329	337907
UG GMC Man Carrier	GMC	SN 1GT322C83DF176144	222534
UG Toyota Man Carrier -	Toyota	SN JTELB71J7876515	337911
Engineering
UG Ambulance	UPC		339913
UG UPC - Man Carrier	UPC		337908
UG Toyota Landcruiser - 1	Toyota	No longer in use – parts	337903
TON - Man Carrier		only
UG Toyota Jeeps - Access	Access	JTELB71J097077734
(2)
UG Toyota Jeeps - Access	Access	JTELB71J877066719
(2)
UG Tractor - Pickup -	UPC	Parked – not in use
Universal (2)
UG Tractor - Pickup -	UPC

Universal (2)
UG Mine Cat - UT99 Unit	Mine Cat	SN 1F1UT99B7324	337507
7324
UG Mine Cat - BUS61	Mine Cat	SN IFIMC100E6210	337561
UG Mine Cat - BUS62	Mine Cat	SN IFIMC100E6200	337562
Technical Equipment
Wifi Camera System for	Fountain Tire
Remote Scoops
UG Tire Monitoring Systems	Fountain Tire
UG Mine Scanner
Transmixer
UG Transmixer	Marcotte	SN B50-569	331901
Trucks
UG Truck Engine	Glencore	06RE133376	335002
UG Truck - 50T - TH540	Sandvik	SN T440D545	334006
UG Truck - 50T - TH540	Sandvik	SN T440D576	334007
UG Truck - TH430	Sandvik	SN T230D033	333005
UG Truck - 30T - 2	Sandvic	SN T130D013	333004
UG Truck - 30T - 1	Sandvik	SN 4672	333003
UG Truck - 50T -1	Sandvik	SN T9050406	335002
UG Truck - 50T-2	Sandvik	SN T7050359	335001

(2)    Surface Equipment

Pick-up Trucks
2016 RAM 2500 - Single Cab	3C6MR5AL5GG319596	P-41
- Electrical Dept.

2016 RAM 2500 - Crewcab	3C6UR5CL3GG310943	P-40

2005 GMC Sierra 15 - Blue -	2GTEK13T451139362	P-36
Surface Pickup Truck

2006 Ford F150 - Blue -		1FTPW14576KB81135	P-30
Surface Pickup Truck

2006 Ford F150 - Blue -		1FTRF14W56NB32600	P-14
Driller Pickup Truck

2006 Ford F150 - Blue -		Parked	P-31
Driller Pickup Truck

Ram 2500 - VIN 206384		3C6UD5CL9CG206384	P-32

Ram 2500 - VIN 217915		3C6UD5CL3CG217915	P-33

2013 GMC Sierra 4x4 - VIN		1GT02ZC8XDZ269852	P-35
269852

Toyota Truck - UG		JTELB71J207113121	337912
2007 Ford - F150 - FB71098		1FTPW14V77FB71098	P-37

2008 Ford - F150 - FC28447		1FTRW14W38FC28447	P-38

2010 Ford - F150 - White -		1FTFW1E81AFD34514	P-39
Environmental Pickup Truck

2006 Chev Silverado - Grey -		2GCEK198361113366	P-12
Shifter Pickup Truck
Toyota Truck		JTGRB71JFX7020079	337914

777 Truck Boxes
777 Truck Box	Toromont	No sn#
777 Trucks
777F truck (#01) - Toromont -	Toromont	SN
SN CAT0777FKJRP01309		CAT0777FKJRP01309

777F truck (#05) - Toromont -	Toromont	CAT0777 …JRP02008
CAT0777 …JRP02008

Compressors
Comairco Portable	Comairco
Compressor
Critical Spares
Surface Fan Critical Spare
Dozers
CAT Tracker - D6TLGP - 1	Caterpillar	CAT00D6TVKJL01104	605
Financial
Cat 9DT	Caterpillar	RJS00507
Financial
D8T Dozer - 01		1LPZ03058	601

Excavators
Doosan Excavator - DX340 -	Ready Quip	DHKHECC0V60005354
Ready Quip
320 CL Excavator -		CAT0320CKPAB02631
Rockbreaker
KOMATSU Excavator -	Digolot	A90445	405
PC300 - Digolot - 2
385CL CAT Excavator		EDA00507	400

385CL CAT Excavator -		DA00475	401
DA00475
Forklift
Warehouse Forklift	Caterpillar	SN#AT19C80763
Gen Sets
Trailer for Mitsubishi Gen Set	Canadian
at Mine	Bearing Ltd
Mitsubish Gen Set for Mine	Canadian
Bearing Ltd
Gen Set - Cat C27		CAT00C27JDWB01414
Grader
CAT Wheel Grader - 16H		ATS00306

Loaders
Loader - CAT Wheel 930G		TWR01115

Loader - JD Skid Steer - 320	John Deere

Loader - Toromont Wheel 992	Toromont	SN
- SN CAT0992KKH4C00358		CAT0992KKH4C00358

Loader - CAT 988 H - 02		SN BXY02588

Loader - Caterpillar IT28G		8CR03408

Loader - 320 JD Skid Steer #2	John Deere

Loader - Bobcat S70 Skid		SN A3W61384
Loader
Other Trucks
28 Ton Boom Truck - Exact		SN 293147
Crane - SN293147

Freightliner	Idaho-Excel	Welding truck	224405

KOMATSU Articulating	Digolot		A-1
Truck - HM300-2 - Digolot

2000 Peterbilt - 357 Tandem	HAMILTON	VIN
Axle PM Lube Truck - VIN	EQUIPMENT	1NPALAEX3YD523808
1NPALAEX3YD523808	COMPANY

2010 Kenworth - T370 -		SN
Mechanics Truck - SN		2NKHHN7X5AM262398
2NKHHN7X5AM262398

CAT Water Truck - 769C -		SN 01X2972
Chassis - SN 01X2972

Freightliner - Dep		Fuel truck	224403
Truck/Tractor - 1998

Surface Drills
Atlas Copco CM785 Crawler	Atlas Copco	SN 78396
Drill

Atlas Copco CM785 Surf Drill	Atlas Copco

SCHEDULE "C"

EXCLUDED ASSETS

1.	Assets previously sold by Primero which remain at the Acquired Properties including:

Items	Supplier	Serial/VIN	Asset#
Scoop - 2 YD - Wagner ST	Wagner	SN NAN090161	330209
2D - NAN090161

Komatsu PC2000		20177
Excavator/Shovel
Scoop - 3 YD - LHD203	Sandvik	SN L003D702	330201

2.	Personal Property owned by suppliers or contractors and located at the Acquired Properties including:

(a)	Norex Drilling: UG drills and vehicles (6 core rigs: 3 Atlas Copco, 2 Boyles, 1 Marcotte; 2 Toyota Landcruisers, 2 Mine Cat tractors, 1 Mine Cat man carrier, 1 Lift King fork lift)

(b)	LPL: crusher and its components, loaders, vehicles, tools, trailers, stacker, excavator, skid steer and boom

(c)	Custom Concrete: batch plant, trucks, tools and trailers

3.	Primero Licensed Software

4.	Personal property of Employees, including those who may be tenants or periodically occupy buildings on the Acquired Properties

C - 1

SCHEDULE "D"

ACQUIRED FIXED ASSETS

All buildings and fixed structures including installed ‘portables’ located on the Acquired Properties including:

•	Surface Buildings, Hydro Lines and Transformers and Storage
•	Administration Complex and Mine Office Trailers including Mine Dry Trailers (2) and Wicket
•	Mine Warehouse Huts
•	Storage Building
•	Mine Shop Complex including Truck Shop
•	Vent Facilities including shaft, fan and all associated fittings
•	Core Shed and Core Logging Building
•	Processing Plan buildings including Assay Lab, workshop and all related structures and installed equipment
•	All ductwork, ventilation, pipeline systems in the UG
•	All wells, holding ponds and related infrastructure
•	Tailings pond and associated pumps and pipelines
•	Water and waste management infrastructure and systems including all pumps and pump houses
•	Tamarack Exploration Facilities

Installed equipment in the buildings and other structures of the Acquired Properties including:

•	Dust collection and vacuum systems
•	Air cannons and compressed air system in the processing plant and mine
•	Fire Protection System including stench gas, UG workshop and fire water systems
•	Monitoring and security systems including all cameras and remote sensor systems

D - 1

SCHEDULE "E"

ACQUIRED INTELLECTUAL PROPERTY

IP Licenses

Third Party Software Licenses	# of Licences	Comments
Microsoft Licensing
Microsoft Office Enterprise 2007	1
Microsoft Office Professional Hybrid 2007	1
Microsoft Office Home and Business 2010	64
Microsoft Office Standard 2010	0
Microsoft Office Professional Plus 2010	1
Microsoft Office Standard 2013	1
Microsoft Office Home and Business 2013 - en-us	20
Microsoft Office Home and Business 2016 - en-us	10
Microsoft Office Professional 2016 - en-us	3
Microsoft Office Project Professional 2007	1
Microsoft Project Standard 2010	4
Microsoft Project Professional 2010	1
Microsoft Visio Premium 2010	0
Microsoft Visio Standard 2010	2
Microsoft Windows Server 2012 R2 Standard	4
SQL Server Standard Core 2014	4
Windows CAL'S	130
Remote Desktop CAL'S	25

Adobe Licensing

Adobe Acrobat DC	1
Adobe Acrobat X Pro - English, Français, Deutsch	1
Adobe Acrobat XI Standard	2

Technical Services

Autocad	11	License server on site
GEMCOM	20	License server on site
Amine	1	Site License Unlimited users

Cyber Security Suite

Proofpoint	115	email antispam/anti- phishing - expires July 18

E - 1

OpenDNS	95	web filtering - expires July 18
Webroot	95	antivirus - expires Dec 17

Enterprise Resource Planning (ERP) System

Sage AccPac 300 Premium 2016 ERP	15	Maintenance fee is paid monthly

Other

Cisco Meraki Wireless Access Points Licenses	22	Expires September 16, 2019
Fortinet Fortigaurd 100D	2	1 year - Mine Serial # FG100D3G16816443 Expires Sept 21, 2018 Mill Serial # FG100D3G16816059 Expires November 11, 2017
Datto Cloud Backup	1	Expires April 2018
VmWare	1	Expires June 16, 2018

SCHEDULE "F"

ACQUIRED PROPERTIES

See attached.

SCHEDULE “F”
ACQUIRED PROPERTIES

Property Rights	Pin #	Lease	Expiry	Hectares	Parcel	Lot & Concession	Address	Claim	Rights	Parcel Type	Twnp	Associated Pins

Surface												65363-
Rights Only	65363-0026			32	12080	S1/2 Lot 7 con 1			SRO	Fee Simple	Stock	0204

Surface and
Mining Rights	65363-0027			32	18786	Pt S1/2 Lot 7 con 1			SMR	Fee Simple	Stock

Surface and						N 1/2 of N1/2 Lot 9
Mining Rights	65363-0060	108205	February 28, 2029	30.35	270	con 1		L70548, L70549	SMR	Leasehold	Stock

Surface and								L70550,
Mining Rights	65363-0061	108204	February 28, 2029	56.65	271	N Pt Lot 8 con 1		L70551,	SMR	Leasehold	Stock
								L70552, L70553

Surface and	65363-0062			32	5714	N 1/2 Lot 7 con 1	5300 Hwy 101 W		SMR	Fee Simple	Stock
Mining Rights

Surface and								L70554,
Mining Rights	65363-0064	108203	February 28, 2029	61.92	272	N1/2 Lot 5 con 1		L70555,	SMR	Leasehold	Stock
								L70556, L70557

Surface and
Mining Rights	65363-0065			32	7130	N 1/2 Lot 4 con 1	1495 Caribou Rd W		SMR	Fee Simple	Stock

Surface and								L70542,
Mining Rights	65363-0085	108208	February 28, 2029	68.8	269	S Pt Lot 6 con 2		L70543,	SMR	Leasehold	Stock
								L70546, L70547
								L70540,
Surface and	65363-0086	108206	February 28, 2029	67.58	268	S Pt Lot 7 con 2		L70541,	SMR	Leasehold	Stock
Mining Rights								L70544, L70545

Surface and						S1/2 S1/2 Lot 8 con
Mining Rights	65363-0087	108207	February 28, 2029	30.76	267	2		L70538, L70539	SMR	Leasehold	Stock

Surface and						S1/2 S1/2 Lot 9 con
Mining Rights	65363-0088	108209	February 28, 2029	33.08	266	2		L70536, L70537	SMR	Leasehold	Stock

Surface												65363-
Rights Only	65363-0091			64	14573	N Pt Lot 7 con 2			SRO	Fee Simple	Stock
												0231

Mining Rights												65363-
Only	65363-0204			32	19217	S 1/2 Lot 7 con 1			MRO	Fee Simple	Stock
												0026

Mining Rights												65363-
Only	65363-0210			64	14806	S Pt Lot 6 con 1			MRO	Fee Simple	Stock
												0025

Mining Rights												65363-
Only	65363-0219			64	8458	S Pt Lot 8 con 1			MRO	Fee Simple	Stock
												0028
Mining Rights						S Pt Broken Lot 10						65363-
Only	65363-0225			64	5183	con 1			MRO	Fee Simple	Stock
												0030

						Pt Lot 8 con 2 (N1/2		P1226419,
						& N1/2 of S1/2) & Pt		P1226420,
						Lot 8 con 3 (S1/2 of		P1226421,
Surface and						S1/2) & Pt Lot 9 con		P1226656,
Mining Rights	65363-0232	107376	October 31, 2022	257.08	1871	2 (N1/2 & N1/2 of		P1226657,	SMR	Leasehold	Stock
						S1/2) & Lot 9 con 3		P1226658,
						(s1/2 of S1/2)		P1226659,

SCHEDULE “F”
ACQUIRED PROPERTIES

Property Rights	Pin #	Lease	Expiry	Hectares	Parcel	Lot & Concession	Address	Claim	Rights	Parcel Type	Twnp	Associated Pins
								P1226661,
								P1226662,
								P1226663,
								P122664,
								P1226665,
								P1226666,
								P12266667

Mining Rights						Pt Broken Lot 10		P525654,				65363-
Only	65363-0233	109009	February 28, 2033	33.99	1657	con 1		P567927	MRO	Leasehold	Stock	0056-0057

								P516672,
								P516673,
								P522387,
Mining Rights								P522388,				Land under
Only	65363-0234	109008	February 28, 2033	109.72	1658	Pt Lot 11 con 1		P522389,	MRO	Leasehold	Stock	water
								P522390,
								P522391,
								P522392

								P354552,
Mining Rights								P354553,				65363-
Only	65363-0235	107319	July 31, 2021	139.82	1195	N Pt Lot 3 con 1		P354554,	MRO	Leasehold	Stock	0066
								P354555

								P354605,
Mining Rights								P354606,				65363-
Only	65363-0236	107319	July 31, 2021		1195	S Pt Lot 4 con 2		P354607,	MRO	Leasehold	Stock	0080
								P354608

Mining Rights						SE1/4 N1/2 Lot 9						65636-
Only	65363-0237	107319	July 31, 2021		1195			P342351	MRO	Leasehold	Stock	0059
						con 1

								L76082,				65363-
Mining Rights	65363-0238	107198	February 28, 2019	64.75	1131	S1/2 Lot 5 con 2		L76083,	MRO	Leasehold	Stock	0084-0083-
Only								L76084, L76087				0082-0081

Mining Rights						Lot 10 con 1						Land under
Only	65363-0239	109464	July 31, 2034	23.07	475	(Underwater)		L73709, L73710	MRO	Leasehold	Stock	water

Mining Rights						SW1/4 of N1/2 Lot 9						65363-
Only	65363-0240	108584	September 30, 2031	15.18	376	con 1		L76079	MRO	Leasehold	Stock	0059

								L76080,
Mining Rights								L76081,				65363-
Only	65363-0241	109389	May 31, 2034	64.75	471	N Pt Lot 6 con 1		L76085, L76086	MRO	Leasehold	Stock	0063

Surface and	65366-0126			58.75	24577	S1/2 Lot 5 con 1			SMR	Fee Simple	Beatty
Mining Rights

Surface and	65366-0127			61.43	14572	Pt Lot 6 con 1			SMR	Fee Simple	Beatty
Mining Rights

Mining Rights												65366-
Only	65366-0129			123.27	23874	Pt Lot 7 con 1			MRO	Fee Simple	Beatty	0128-0024- 0186

SCHEDULE “F”
ACQUIRED PROPERTIES

Property Rights	Pin #	Lease	Expiry	Hectares	Parcel	Lot & Concession	Address	Claim	Rights	Parcel Type	Twnp	Associated Pins

Surface and	65366-0143			63.18	4150	S Pt Lot 8 con 1			SMR	Fee Simple	Beatty
Mining Rights

Surface and	65366-0186			1.94	13005	S Pt Lot 7 con 1	2649 Hwy 101 E.		SMR	Fee Simple	Beatty
Mining Rights

						S Pt Broken Lot 7						65366-
	65366-0188				13006	Con 1	2617 Hwy 101 E.		SRO	Fee Simple	Beatty	0187

Surface and
Mining Rights	65366-0199	108180	April 30, 2029	16.22		Pt Lot 6 con 1		L1115059	SMR	Leasehold	Beatty

Surface and
Mining
Rights-	65380-0489			64.19	16262	N1/2 Lot 3 con 4			SMR	Schumacher	Hislop
Schumacher
Lease

Surface and
Mining
Rights-	65380-0490			32.5	16265	NW Pt Lot 2 con 4			SMR	Schumacher	Hislop
Schumacher
Lease

Surface and
Mining
Rights-	65380-0491			32.5	16266	NE Pt Lot 2 con 4			SMR	Schumacher	Hislop
Schumacher
Lease

Surface and						S Pt Broken Lot 3						65380-
Mining Rights	65380-0495			2.1	21256	con 5			SRO	Fee Simple	Hislop	0498

Surface and						Pt S Pt Broken Lot 3						65380-
Mining Rights	65380-0496			2.1	21255	con 5	1624 Tamarack Rd.		SRO	Fee Simple	Hislop	0498

Surface and												65380-
Mining Rights	65380-0497			2.2	21254	Pt S Pt Lot 3 con 5	1572 Tamarack Rd.		SRO	Fee Simple	Hislop	0498

Surface and						S Pt Broken Lot 3						65380-
Mining Rights	65380-0498			58.08	3852	con 5			SMR	Fee Simple	Hislop	0497-0496-
												0495

Surface and						E1/2 of S1/2 Lot 4						65380-
Mining Rights	65380-0499			32.1	11125	con 5			SRO	Fee Simple	Hislop	0636

Surface and						W1/2 of N1/2 Lot 4						65380-
Mining Rights	65380-0520			118.25	23687	con 5	1169 Pine Rd.		SMR	Fee Simple	Hislop	0636

Surface and												65380-
Mining Rights	65380-0521			3.15	24023	N1/2 Lot 4 con 5			SRO	Fee Simple	Hislop	0636

Surface and						Pt of N1/2 Lot 4 con						65380-
Mining Rights	65380-0522			4.66	16736	5	1093 Pine Rd.		SRO	Fee Simple	Hislop	0636

Surface and												65380-
Mining Rights	65380-0523			3.15	24024	Pt Lot 4 con 5			SRO	Fee Simple	Hislop	0636

SCHEDULE “F”
ACQUIRED PROPERTIES

Property Rights	Pin #	Lease	Expiry	Hectares	Parcel	Lot & Concession	Address	Claim	Rights	Parcel Type	Twnp	Associated Pins

Surface and												65380-
Mining Rights	65380-0524			0.68	19093	Pt Lot 4 con 5	1011 Pine Rd.		SRO	Fee Simple	Hislop	0636

Surface and						N1/2 of N1/2 Lot 3						65380-
Mining Rights	65380-0525			32.6	10255	con 5			SRO	Fee Simple	Hislop	0636

Surface and	65380-0526			65	2563	N 1/2 lot 2 con 5			SMR	Fee Simple	Hislop
Mining Rights

Surface and	65380-0530			65.81	3310	S 1/2 Lot 3 con 6	1296 Tamarack Rd.		SMR	Fee Simple	Hislop
Mining Rights

Surface and
Mining Rights	65380-0531			68.04	10706	S 1/2 Lot 4 con 6	1074 Pine Rd.		SMR	Fee Simple	Hislop

Surface and
Mining Rights	65380-0532			32.6	6413	SW 1/4 Lot 6 con 6			SMR	Fee Simple	Hislop

Surface and						Pt Broken Lot 7 con
Mining Rights	65380-0534			59.33	388	6	1604 Pine Rd.		SMR	Fee Simple	Hislop

Surface and
Mining Rights	65380-0552			66.83	7745	N 1/2 Lot 8 con 6			SMR	Fee Simple	Hislop

Surface and
Mining Rights	65380-0553			18.63	4707	Pt N Pt Lot 7 con 6			SMR	Fee Simple	Hislop

Surface and												65380-
Mining Rights	65380-0555			39.95	15466	Pt N Lot 7 con 6			SRO	Fee Simple	Hislop	0556

												65380-
Surface and						N 1/2 Lot 6 con 6 &						0557 &
Mining Rights	65380-0556			39.89	23876	Pt N Pt Broken Lot 7			MRO	Fee Simple	Hislop	65380-
						con 6						0555

Surface and
Mining Rights	65380-0557			62.95	2582	N1/2 Lot 6 con 6	2839 Hwy 101 E.		SRO	Fee Simple	Hislop	65380-
												0556

Surface and						Pt NE 1/4 Lot 5 con
Mining Rights	65380-0558			32.62	11511	6			SMR	Fee Simple	Hislop

Surface and	65380-0559			62.87	3393	N1/2 Lot 4 con 6			SMR	Fee Simple	Hislop
Mining Rights

Surface and	65380-0566			64.6	23777	N 1/2 Lot 4 con 4			SMR	Fee Simple	Hislop
Mining Rights

												65380-
Mining Rights						N1/2 of N1/2 Lot 4		L512572,				0499-0520-
Only	65380-0636	108420	November 30, 2030	32.4	1735	con 5 & E 1/2 of S		L512573	MRO	Leasehold	Hislop	0521-0522-
						1/2 &						0523-0524-
												0525

								L512568,
						E1/2 of S1/2 Lot 4		L512569,				65380-
Mining Rights						con 5 & S 1/2 of N		L512571,				0499-0520-
Only	65380-0636	108421	November 30, 2030	129.6	1735	1/2 Lt 4 con 5 &		L512574,	MRO	Leasehold	Hislop	0521-0522-
						N1/2 Lot 3 con 5		L512575,				0523-0524-
								L512576,				0525
								L512577

SCHEDULE “F”
ACQUIRED PROPERTIES

Property Rights	Pin #	Lease	Expiry	Hectares	Parcel	Lot & Concession	Address	Claim	Rights	Parcel Type	Twnp	Associated Pins

Mining Rights	65380-0637	109227	May 31, 2033	33.76	1726	W1/2 of S1/2 Lot 5		L547989,	MRO	Leasehold	Hislop	Crown Land
Only						con5		L547990

Mining Rights						S1/2 Lot 5 con 6,		L531728,				65380-
Only	65380-0638	109227	May 31, 2033	84.68	1726	SE1/4 S 1/2 Lot 6		L531729,	MRO	Leasehold	Hislop	0681
						con 6		L531730,
L531731

Surface and
Mining Rights	65380-0670	108179	April 30, 2029	33.26		Pt Lot 5 con 6		L1048334	SMR	Leasehold	Hislop

Surface and
Mining Rights	65380-0670	108179	April 30, 2029			Pt Lot 6 Con 6		L1048335	SMR	Leasehold	Hislop

Mining Rights												Land under
Only	65380-0671	108181	April 30, 2029	9.85		Pt Lot 7 con 6		L1113087	MRO	Leasehold	Hislop	water

Mining Rights
Only	65380-0676	108264	September 30, 2029	16.89		Pt Lot 5 con 6		L1048333	SMR	Leasehold	Hislop

						S1/2 Lot 5 con 6,		L531728,
Surface and						SE1/4 S 1/2 Lot 6		L531729,				65380-
Mining Rights	65380-0681	109416	May 31, 2033	84.68		con 6		L531730,	SRO	Leasehold	Hislop	0638
L531731,
L547915

OTHER						Description		Claims			Twnp
N1/2 LOT 9 CON 6
E1/2 OF N1/2 L-10
						C-6		P 1206783			Bond
ALL OF LOT 5, CON.
						VI		P 1207243			Bond
N½ OF LOT 3, CON.
						VI		P 1207249			Bond
S½ OF LOT 4, CON.
						VI		P 1207250			Bond
S½ LOT 7 CON VI &
N½ OF N½, LOT 7,
						CON V		P 1207251			Bond
S½ OF LOTS 8 & 9,
						CON. VI		P 1207254			Bond
W1/2 OF S1/2 LOT 3
						CON 6		P 1227930			Bond
						S 1/2 Lot 6, Con 6		P 3003093			Bond
						n1/2 L6, C6		P 4240516			Bond
NW1/2 of N1/2 Lot
						5, Con 2		P 1213713			Stock
ALL OF S1/2 LOT 5,
						CON 1		P 1219102			Stock

SCHEDULE “F”
ACQUIRED PROPERTIES

Property Rights	Pin #	Lease	Expiry	Hectares	Parcel	Lot & Concession	Address	Claim	Rights	Parcel Type	Twnp	Associated Pins
SE 1/4 OF S1/2 LOT
						12 CON 2		P 1226669			Stock
SW1/4 OF S1/2 LOT
						11 CON 2		P 1226670			Stock
NW 1/4 of S 1/2 LOT
						11, CON. 2		P 1226677			Stock
NE 1/4 OF S1/2 LOT
						12 CON 2		P 1226678			Stock
NE1/4 OF S1/2 OF
						LOT 11, CON II		P 1227487			Stock
NW1/4 OF S1/2 LOT
						10, CON II		P 1227488			Stock
NE1/4 OF S1/2 OF
						LOT 10, CON II		P 1227489			Stock
SE1/4 OF S1/2 OF
						LOT 11, CON II		P 1227493			Stock
SW1/4 S1/2 LOT 10
						CON 2		P 1227494			Stock
SE1/4 OF S1/2 OF
						LOT 10, CON II		P 1227495			Stock
S1/2 L7, OPEN PT
N1/2 L7, OPEN PT
						L6, CON 4		L 4254503			Beatty
PT S1/2 LOT 5 & LOT
						4, CON 4		L 4254504			Beatty
N 1/2 OF LOT 5,
						CON 3		L 4254528			Beatty
SW1/4 N1/2 L3 C3,
S1/2 L3 C3, NE1/4
						N1/2 L3 C2		L 4254532			Beatty
N1/2 LOT 7, E1/2
S1/2 LOT 7, LOT 6,
						CON 3		L 4254535			Beatty
S1/2 N1/2 L4, W1/2
S1/2 L4, SE1/4 S1/2
						L4, CON 3		L 4254537			Beatty

SCHEDULE "G"
ACQUIRED ROYALTIES

Date	Description	Instrument Number	Properties Affected
Black Fox Royalties
July 11, 2007	Net Smelter Royalty Agreement between Lisa Steinman (Royalty Holder) and Apollo Gold Corporation.	CB31855	65366 − 0143 LT
March 25, 2009	Royalty Agreement between Apollo Gold Corporation and Newmont Canada Corporation.	CB56624	PIN 65380 − 0498 LT; 65380 − 0499 LT; 65380 − 0520 LT; 65380 − 0566 LT; 65380 − 0636 LT; 65380 − 0637 LT; 65380 − 0638 LT
October 31, 1989	Agreements between A. Peter Ginn, G.E. Parsons Ltd., Goldpost Resources Inc. and Mining Corporation of Canada Limited	C390836	65380 – 0498 LT; 65380-0520 LT; 65380-0566 LT; 65380- 0636 LT; 65380-0637 LT; 65380-0638
February 10, 2003	Net Smelter Royalty Agreement between Ray Durham (Royalty Holder) and Apollo Gold Corporation.	CB64500	65380 − 0553 LT
September 20, 2011	Net Smelter Royalty Agreement among Thomas Macfarlane and Sheila Macfarlane (Collectively Royalty Holders) and Brigus Gold Corp.	CB64501	65380 − 0530 LT
January 26, 2012	Net Smelter Royalty Agreement among David Ross Riehl, Helen Bernadette and Dale Richard Stere, Russel Rae Stere, Trevor Verle Stere (collectively Royalty Holders) and Brigus Gold Corp.	CB81771	65380 − 0526 LT
August 24, 2004	Net Smelter Royalty Agreement among Apollo Gold Corporation and Timmins Forest Productions Ltd.	CB1793	65366-0126

G - 1

September 14, 1998	Acknowledgment of Agreement between Shirley Alyman, Raphael Alyman (Owners) and Exall Resources Limited (Exall)	C488166	65380-0532 LT; 65380-0534 LT
August 30, 2002	Royalty Agreement between Apollo Gold Corporation and Shirley Maud Alyman and Raphael Thomas Alyman	C524197	65380-0532 LT; 65380-0534 LT
July 29, 2002	Assignment, Assumption and Consent Agreement between Apollo Gold Corporation (Assignee), Exall Resources Limited (Assignor), and Donald Plouffe (Plouffe)	C523971	65380-0552
November 20, 2003	Net Smelter Royalty Agreement between Apollo Gold Corporation and Mildred Elizabeth Ewen		65380-0558; 65380-0559
July 27, 2011	Purchase Agreement between 1074127 Ontario Ltd. (Guidoccio), and Brigus Gold Corp.		L4254503; L4254504; L454528; L42537; F4254532; L4254535
Grey Fox Royalties
November 6, 2007	Indenture between The Canada Trust Company as surviving Trustee of the Canadian Estate of Frederick William Schumacher (Lessor) and Apollo Gold Corporation as Lessee for a term of 20 years.	CB66026	65380-0489 LT; 65380-0490 LT; 65380-0491 LT
September 25, 2012	Net Smelter Royalty Agreement among Brent George Gray and Tracy Edwin Gray (collectively Royalty Holders) and Brigus Gold Corp.	CB88555	65380 − 0498 LT

August 1998	Royalty Agreement between Glimmer Resources Inc. and Joachim Joseph DeCarlo	C485344

Parcel 145722, in the Register for South East Cochrane, situate in the township of Beatty, in the district of Cochrane and Province of Ontario, namely: the South Part of Lot 6, in the First Concession of the said Township of Beatty, containing by admeasurement One Hundred and Fifty- One (151) Acres, more or less.

MILL
December 20, 2007	Assignment and Assumption Agreement between Newmont Canada Limited (Assignor) and Franco- Nevada Corporation (Assignee)	CB25242	65363-0062 LT
January 20, 1997	Agreement between Ulysses Levinson and St. Andrew Goldfields Ltd.		65363-0210
CLAIMS
June 4, 1996	Agreement between George Fournier and St. Andrew Goldfields Ltd.		All of the North half of Lot 9, Concession 6 and all of the east half of the North half of Lot 10, Concession 6, Township of Bond
February 28, 1997	Agreement between Patrick Gryba and St. Andrew Goldfields Ltd.		P-1213713 P-1219102
June 8, 1998	Agreement between Mr. Jack Roberts, Mr. Mike Tremblay and St. Andrew Goldfields Ltd.

P-1227487 – NE 1/4, S1/2, Lot 11, Concession 2
P-1227488 – NW 1/4, S1/2, Lot 10, Concession 2
P-1227493 – SE 1/4, S1/2, Lot 11, Concession 2
P-1227494 – SW 1/4, S1/2, Lot 10, Concession 2
P-1227495 – SE 1/4, S1/2, Lot 10, Concession 2

May 31, 1996	Agreement between Mike Caron, Robert Robitaille, Dennis Chevrefils and St. Andrew Goldfields Ltd.
OTHER
	Mr. Michael Crites		65363-0025 LT . Company pays Mr. Crites a nominal annual fee to run a pipe over his land.

SCHEDULE "H"

REQUIRED CONSENTS AND APPROVALS

1.	Lenders' consent pursuant to the BMO Credit Agreement.

2.	Sandstorm's consent pursuant to the Sandstorm Gold Stream Agreement.

3.	Consent of the Minister of Northern Development and Mines (Ontario) in respect of the transfer of the mineral leases comprising the Acquired Properties.

4.	Consent of the Minister of Northern Development and Mines (Ontario) in respect of the assignment of the Closure Plans to McEwen.

5.	Issuance to McEwen of new Permits To Take Water to replace permit #6377-88UJE5 issued to Brigus Gold Corp. and permit #6824-9VCNXB issued to Primero.

6.

Estoppel letter from Goldcorp Inc. in relation to: (i) the PPSA registration in favour of Goldcorp Inc. against Primero and Primero Gold Canada Inc. in Ontario under PPSA reference file #695468052; (ii) the PPSA registration in favour of Goldcorp Inc. against Primero and Primero Gold Canada Inc. in British Columbia under PPSA base registration #688343F; and (iii) the PPSA registration in favour of Goldcorp Inc. against Primero and Primero Gold Canada Inc. in British Columbia under PPSA base registration #719870F, in each case, confirming that such registration does not encumber the Purchased Assets or that, if it does encumber the Purchased Assets, the Purchased Assets are released from the security delivered in connection with such registration so that such registration no longer encumbers the Purchased Assets.

7.

Estoppel letter from International Mineral Finance S.A.R.L. ("IMF") in relation to the PPSA registration in favour of IMF against Primero and Primero Gold Canada Inc. in British Columbia under PPSA base registration #689918F confirming that the registration does not encumber the Purchased Assets or that, if it does encumber the Purchased Assets, the Purchased Assets are released from the security delivered in connection with such registration so that such registration no longer encumbers the Purchased Assets.

8.	Estoppel letter from HSBC Bank Canada in relation to the PPSA registration in favour of HSBC Bank Canada against Primero Gold Canada Inc. in Ontario under PPSA reference file #677187783.

9.

Estoppel letter from the Canada Trust Company, as the surviving trustee without security of the Canadian Estate of Frederick William Schumacher (the “Landlord”) pursuant to the lease dated November 6, 2007 between Apollo Gold Corporation and the Landlord.

10.	Consent of Wheaton pursuant to a letter agreement between Primero and Wheaton dated March 30, 2017.

11.	Sandvik’s consent to assign Equipment Lease Agreements # 47200016 and 47200038 to McEwen.

H - 1

SCHEDULE "I"

REPRESENTATIONS AND WARRANTIES OF PRIMERO

Except as set forth in the correspondingly numbered paragraph of the Disclosure Letter, Primero hereby makes the following representations and warranties to McEwen, and acknowledges and agrees that McEwen is relying upon such representations and warranties in connection with the entering into of this Agreement. The Parties agree that inclusion of an item in any schedule of the Disclosure Letter or in any Schedule attached hereto is deemed to be disclosure for all purposes for which disclosure is required under this Agreement, including in the following representations and warranties.

(1)

Organization and Qualification. Primero was duly continued and is validly existing and in good standing under the Business Corporations Act (British Columbia) and has full corporate power and authority to own, lease and operate its assets and conduct its business as now owned, leased, operated and conducted. Primero is duly qualified to carry on business and is in good standing in each jurisdiction in which the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not, individually or in the aggregate, have a Primero Material Adverse Effect. True and complete copies of the constating documents of Primero have been delivered or made available to McEwen, and Primero has not taken any action to amend or supersede such constating documents.

(2)

Authority Relative to this Agreement. Primero has the requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to complete the Transaction. The execution and delivery of this Agreement by Primero and the completion of the Transaction have been duly authorized by the Primero Board, and no other corporate proceedings on the part of Primero, including any shareholder approval, are necessary to authorize this Agreement. This Agreement has been duly executed and delivered by Primero and constitutes a valid and binding obligation of Primero, enforceable by McEwen against Primero in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency and other applicable Laws affecting the enforcement of creditors' rights generally and subject to the qualification that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(3)

No Conflict; Required Filings and Consent. The execution and delivery by Primero of this Agreement and the performance by it of its covenants hereunder and the completion of the Transaction will not violate, conflict with or result in a breach of any provision of the constating documents of Primero, and except for Required Consents and Approvals or as would not, individually or in the aggregate, have or reasonably be expected to have a Primero Material Adverse Effect will not: (i) violate, conflict with or result in a breach of (A) any agreement, contract, indenture, deed of trust, mortgage, bond, instrument, Authorization, licence or permit to which Primero is a party, or by which it is bound or (B) any Law to which Primero is subject or by which it is bound; (ii) give rise to any right of termination, or the acceleration of any indebtedness, under any such agreement, contract, indenture, Authorization, deed of trust, mortgage, bond, instrument, licence or permit that relates to any of the Purchased Assets; or (iii) give rise to any rights of first refusal or rights of first offer, trigger any change in control or influence provisions or any restriction or limitation under any such agreement, Contract, indenture, Authorization, deed of trust, mortgage, bond, instrument, licence or permit, or result in the imposition of any encumbrance, charge or lien upon any of the Purchased Assets. Other than Required Consents and Approvals disclosed in Schedule H, no Authorization, consent or approval of, or filing with, any Governmental Entity or other authority is necessary on the part of Primero for the completion by it of its obligations under this Agreement or for the completion of the Transaction that would cause or result in any loss of any rights or assets or any interest therein held by Primero, except for such Authorizations, consents, approvals and filings as to which the failure to obtain or make would not, individually or in the aggregate, prevent or materially delay completion of the Transaction.

(4)

Regulatory Filings. The Primero Public Documents relating to the Purchased Assets have complied in all material respects with Securities Laws. None of the Primero Public Documents, at the time filed or as subsequently amended, contained any misrepresentation relating to the Purchased Assets. Primero has not filed any confidential material change report relating to the Purchased Assets with any securities authority or Governmental Entity which at the date hereof remains confidential. There are no outstanding or unresolved comments in a comment letter from any securities authority or Governmental Entity with respect to any of Primero Public Documents that relate to the Purchased Assets and, to the knowledge of Primero, neither Primero nor any of the Primero Public Documents is subject to an ongoing audit, review, comment or investigation by any securities authority or Governmental Entity, the TSX or the NYSE.

(5)	Compliance with Laws.

(a)

The operations of Primero in relation to the Purchased Assets have been and are now conducted in compliance with all Laws of each jurisdiction, the Laws of which have been and are now applicable to the Purchased Assets, and Primero has not received any notice of any alleged violation of any such Laws.

(b)

Primero is not in conflict with, or in default (including cross defaults) under or in violation of: (i) its constating documents or, as applicable, equivalent organizational documents; or (ii) any agreement or understanding to which Primero or by which any of the Purchased Assets is bound or affected.

(6)

Company Authorizations. Primero has obtained all material Authorizations necessary for the ownership, operation, development, maintenance, or use of the Purchased Assets, and such authorizations are in full force and effect in all material respects. Primero has fully complied with, and is in compliance, in all material respects with all material Authorizations relating to the Purchased Assets. There is no action, investigation or proceeding pending or, to the knowledge of Primero, threatened regarding any of the material Authorizations relating to the Purchased Assets. Primero has not received any notice, whether written or oral, of revocation or non-renewal of any material Authorizations relating to the Purchased Assets, or of any intention of any Person to revoke or refuse to renew any of such Authorizations relating to the Purchased Assets, and to the knowledge of Primero, all such Authorizations relating to the Purchased Assets continue to be effective in order for Primero to continue to conduct its business relating to the Purchased Assets as currently conducted.

(7)	Financial Statements.

(a)

The audited consolidated financial statements for Primero as at and for each of the fiscal years ended on December 31, 2016 and December 31, 2015, including the notes thereto and the reports by Primero's auditors thereon, have been, and all financial statements of Primero which are publicly disseminated by Primero in respect of any subsequent periods prior to the Closing Date will be, prepared in accordance with IFRS applied on a basis consistent with prior periods and all applicable Laws and present fairly, in all material respects, the financial position and results of operations relating to the Purchased Assets as of the respective dates thereof and their financial performance and their cash flows for the respective periods covered thereby (except as may be indicated expressly in the notes thereto).

(b)

Neither Primero nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among Primero or any of its Subsidiaries and affiliates, on the one hand, and any unconsolidated affiliate, including any structure finance, special purpose or limited purpose entity or Person, on the other hand) where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Primero or any of its Subsidiaries and affiliates in relation to the Purchased Assets, in the published financial statements of Primero or the Primero Public Documents.

(c)

Since December 31, 2016, neither Primero nor any of its Subsidiaries nor, to Primero's knowledge, any director, officer, employee, auditor, accountant or representative of Primero or any of its Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies, methods or internal accounting controls of Primero or any of its Subsidiaries, including any complaint, allegation, assertion or claim that Primero or any of its Subsidiaries has engaged in questionable accounting or auditing practices, which has not been resolved to the satisfaction of the audit committee of the Primero Board.

(8)	Acquired Properties and Mineral Rights.

(a)

Primero is the sole legal and beneficial owner of all right, title and interest in and to the Acquired Properties and the Mineral Rights and has good and marketable title thereto, free and clear of any Encumbrances other than Permitted Encumbrances.

(b)

All of the Acquired Properties and Mineral Rights have been properly located and recorded in compliance in all material respects with applicable Law and are comprised of valid and subsisting mineral claims.

(c)

The Acquired Properties and the Mineral Rights are in good standing under applicable Law and, to the knowledge of Primero, all work required to be performed and filed in respect thereof has been performed and filed, all Taxes, rentals, fees, expenditures and other payments in respect thereof have been paid or incurred and all filings in respect thereof have been made, in each case in all material respects.

(d)	To the knowledge of Primero, there is no material adverse claim against or challenge to the title to or ownership of the Acquired Properties or any of the Mineral Rights.

(e)

Primero has the exclusive right to deal with the Acquired Properties and the Mineral Rights. Primero has the exclusive right to possess, use, occupy and dispose of the Acquired Properties and the Mineral Rights.

(f)

No Person other than Primero has any interest in the Acquired Properties or any of the Mineral Rights or the production or profits therefrom or any royalty in respect thereof or any right to acquire any such interest.

(g)	There are no back-in rights, earn-in rights, rights of first refusal or similar provisions or rights which would affect Primero's interest in the Acquired Properties or any of the Mineral Rights.

(h)

There are no material restrictions on the ability of Primero and its Subsidiaries and affiliates to use, transfer or exploit the Acquired Properties or any of the Mineral Rights, except pursuant to applicable Law.

(i)

Primero has not received any notice, whether written or oral, from any Governmental Entity of any revocation or intention to revoke any interest of Primero in any of the Acquired Properties or the Mineral Rights.

(j)

Primero has all surface rights, including fee simple estates, leases, easements, rights of way and permits or licences from landowners or Governmental Entities, permitting the use of land by Primero, and mineral interests that are required to exploit, develop or explore the Acquired Properties and the Mineral Rights as currently carried on, and no third party or group holds any such rights that would be required by Primero to explore, develop or exploit any of the Acquired Properties or the Mineral Rights.

(k)	There are no agreements, options or other rights pursuant to which Primero is, or may become, obligated to sell all or any portion of the Purchased Assets to any Person other than McEwen.

(l)

There are no outstanding work orders or notices advising of any defects in the construction or state of repair of the Purchased Assets, or any notice or directive requiring or recommending any alterations, repairs, improvements or other work to be done with respect to the Purchased Assets or relating to any non-compliance with any building permits, building restriction, by-law, requirement, agreement, regulation or ordinance from any Governmental Authority.

(m)

There are no construction liens registered against the Purchased Assets or any lien periods under the Construction Lien Act (Ontario) with respect to any repairs or construction work conducted on or in connection with the Purchased Assets have expired.

(n)

The buildings and improvements on the Purchased Assets, the operation, maintenance and management thereof, as now operated and maintained, comply with all applicable Laws. No portion of any such buildings or improvements encroach upon any land not owned by Primero. There are no restrictive covenants, municipal by-laws or other laws or regulations which restrict or prohibit in any material respect the use of any Purchased Asset for the purposes for which it is presently being used, other than the Permitted Encumbrances, and Primero has received no notice and is not aware of any proposed changes to any official plan or zoning by-laws which could materially and adversely affect or prohibit such uses.

(9)

Mineral Reserves and Resources. The mineral reserves and mineral resources for the Acquired Properties and the Mineral Rights were prepared in all material respects in accordance with sound mining, engineering, geoscience and other applicable industry standards and practices, and in all material respects in accordance with all applicable Laws, including the requirements of NI 43- 101. There has been no material reduction in the aggregate amount of estimated mineral resources or mineral reserves in relation to the Purchased Assets, taken as a whole, from the most recent amounts disclosed in the Primero Public Documents, subject to Ordinary Course depletion due to mining activities.

(10)

Residential Leases. All leases of residential premises on the Acquired Properties are leased to employees of Primero and are exempt from application of the Residential Tenancies Act (Ontario) by virtue of section 5(h) of that Act.

(11)	Operational Matters. Except as would not, individually or in the aggregate, be reasonably expected to be material and adverse:

(a)

all rentals, royalties, overriding royalty interests, production payments, net profits, interest burdens, payments and obligations due and payable, or performable, as the case may be, on or prior to the date hereof under, with respect to, or on account of, any of the Purchased Assets, have been: (i) duly paid; (ii) duly performed; or (iii) provided for in accordance with applicable Laws prior to the date hereof; and

(b)

all material costs, expenses, and Liabilities payable on or prior to the date hereof under the terms of any material contracts and agreements to which Primero or any of its Subsidiaries and affiliates is directly or indirectly bound and which relate to the Purchased Assets have been timely paid.

(12)	Employment Matters.

(a)

Except as disclosed in Schedule 12(a) of the Disclosure Letter, Primero has not entered into any written or oral agreement or understanding providing for severance or termination payments to any Employee in connection with the termination of his or her employment as a direct result of a change in control of the Purchased Assets (including as a result of the Transaction).

(b)

Primero: (i) is not a party to or bound by any collective bargaining agreement relating to any of the Employees; (ii) is not subject to any application by any trade union or employee bargaining agency for certification as the bargaining agent of any of the Employees; (iii) is not subject to any application to have Primero declared to be a related or successor employer with respect to any Employees pursuant to applicable labour Laws; and (iv) is not subject to, to the knowledge of Primero, threatened or apparent union- organizing campaigns with respect to any Employees.

(c)	All Employee Obligations have been paid by Primero when due, or, if not yet due, have been accrued by Primero in accordance with IFRS.

(d)

Current and complete copies of all written Primero Benefit Plans (other than those pertaining to equity-based compensation) relating to the Employees have been provided or made available to McEwen, and if any Primero Benefit Plan is oral, correct and complete written summaries of its material terms have been provided to McEwen.

(e)	Neither the execution of this Agreement nor the Closing will:

(i)

result in any payment (including bonus, golden parachute, retirement, severance, retiring allowance or similar payment, or any other benefit or enhanced benefit) becoming due or payable to any Employee; or

(ii)	increase the rate of wages, salaries, commissions, bonuses, incentive compensation or other remuneration, severance entitlements, or benefits otherwise payable to any Employee.

(f)

Primero does not currently sponsor, maintain, contribute to or have any liability under, nor has it ever sponsored, maintained, contributed to or incurred any liability under a "retirement compensation arrangement", each as defined under the Tax Act, a "pension plan" as defined under applicable pension benefits standards Laws, or any other plan organized and administered to provide pensions for Employees.

(g)

Schedule (12)(g) of the Disclosure Letter contains a correct and complete list of each Employee whether actively at work or not, showing without names or employee numbers, their: (i) job titles; (ii) annual remuneration, including a breakdown of (A) salary or wage rates, and (B) bonus or other incentive compensation; (iii) hire dates; (iv) status (including, full-time, part-time, temporary, casual, seasonal or co-op student); (v) age; (vi) other terms and conditions of employment, including benefit plan participation; (vii) whether they are on an approved or statutory leave of absence and, if so, the reason for such absence and the expected date of return, if known; and (viii) whether they are subject to a written employment agreement. True and complete copies of all written employment agreements to which Primero and any Employee are parties or bound have been provided or made available to McEwen. Except for these written employment agreements, Primero is not a party to or bound by any oral or written contract or commitment for the employment of any Employee, other than for contracts of indefinite hire terminable by Primero without cause on reasonable notice. The Data Room Materials include annual vacation entitlement in days (or a reference to the vacation policy of Primero applicable to each Employee) and his or her accrued and unused vacation days as of the date referenced therein.

(h)

Primero is in compliance in all material respects with all terms and conditions of any written employment agreement or consulting agreement with any Employee or any consultant, as the case may be, to which Primero is a party or bound, and is in material compliance with all Laws respecting labour and employment, including minimum employment standards, pay equity, wages, hours of work, overtime, human rights, occupational health and safety and workers compensation with respect to the Employees. Except as disclosed in Schedule (12)(h) of the Disclosure Letter, Primero is not subject to any outstanding or, to Primero's knowledge, threatened grievance, complaint, investigation, order, claim, litigation or other labour-related or employment-related dispute or proceeding under such Laws relating to labour and employment, with respect to any Employee or independent contractor or consultant providing services relating to the Purchased Assets. No event has occurred that, with the notice or lapse of time or both, would constitute a material breach, violation or default of such terms and conditions of any written employment agreement or consulting agreement with any Employee or consultant to which Primero is a party or bound. Primero does not have any prior convictions or pending charges under the Occupational Health and Safety Act (Ontario) or any other applicable occupational health and safety legislation.

(13)	Intellectual Property

(a)	Schedule "E" contains a complete list of all material Acquired Intellectual Property.

(b)	To the knowledge of Primero, all material Acquired Intellectual Property is valid and subsisting, and in good standing in all material respects, and enforceable against third parties.

(c)	Primero owns or licenses, as applicable, the Acquired Intellectual Property free and clear of any Encumbrances other than Permitted Encumbrances.

(d)

Primero has not received any notice, complaint, threat or claim alleging: (i) the material infringement, misappropriation, misuse or violation of any intellectual property rights of any third party; or (ii) that Primero does not own or is not entitled to use, as applicable, the material Acquired Intellectual Property.

(14)	Absence of Certain Changes or Events. Since December 31, 2016:

(a)	Primero has conducted its business relating to the Purchased Assets only in the Ordinary Course;

(b)	no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) which has had or is reasonably likely to have a Primero Material Adverse Effect has been incurred;

(c)	there has not been any event, circumstance or occurrence which has had or is reasonably likely to give rise to a Primero Material Adverse Effect;

(d)	there has not been any entering into, or an amendment of, any hedging arrangement in respect of any minerals produced from or located on the Acquired Properties;

(e)	there has not been any entering into, or an amendment of, any material Contract that relates to the Purchased Assets other than in the Ordinary Course; and

(f)

there has not been any satisfaction or settlement of any material claims or material liabilities relating to the Purchased Assets that were not reflected in Primero's audited financial statements covering as at and for the period ended December 31, 2016, other than the settlement of claims or liabilities incurred in the ordinary course of business consistent with past practice.

(15)

Litigation. There is no claim, action, proceeding or investigation pending or, to the knowledge of Primero, threatened against or relating to the Purchased Assets, before or by any Governmental Entity which, if adversely determined, would have, or reasonably could be expected to have, a Primero Material Adverse Effect or prevent or materially delay the Closing, nor to the knowledge of Primero are there any events or circumstances which could reasonably be expected to give rise to any such claim, action, proceeding or investigation; provided that this representation and warranty shall not apply to any claims, actions, proceedings or investigations which may arise after the date of this Agreement and which do not have a reasonable prospect of succeeding or, if successful, would not give rise to, nor reasonably be expected to give rise to, a Primero Material Adverse Effect. Primero is not subject to any outstanding order, writ, injunction or decree which has had, or could reasonably be expected to have, a Primero Material Adverse Effect or which would prevent or materially delay the Closing.

(16)	Tax.

(a)

No failure, if any, of Primero to duly and timely pay all Taxes, including all instalments on account of Taxes for the current year, that are due and payable will result in an Encumbrance on the Purchased Assets.

(b)	There are no Encumbrances (other than Permitted Encumbrances) with respect to Taxes upon any of the Purchased Assets.

(c)	Primero is not a non-resident of Canada within the meaning of the Tax Act.

(17)

Books and Records. The Books and Records have been maintained in all material respects in accordance with all applicable Laws. The financial Books and Records have been maintained in all material respects in accordance with good business practices and in accordance with IFRS.

(18)	Insurance.

(a)

Primero has in place reasonable and prudent insurance policies in respect of the Purchased Assets appropriate for their nature and stage of development. All premiums payable prior to the date hereof under such policies of insurance have been paid and Primero has not failed to make a claim thereunder on a timely basis.

(b)

Each of such policies and other forms of insurance is in full force and effect on the date hereof and Primero will use reasonable commercial efforts to keep them in full force and effect or renew them as appropriate through the Closing Date. No written (or to the knowledge of Primero other) notice of cancellation or termination has been received by Primero with respect to any such policy.

(19)	Environmental.

(a)	All facilities, equipment, improvements, properties and operations comprising the Purchased Assets are in material compliance with all Environmental Laws and Environmental Permits.

(b)

Primero is in possession of, and in compliance with, all Environmental Permits that are required to own, lease and operate the Purchased Assets, and to conduct its business as it is now being conducted. Schedule (19)(b) of the Disclosure Letter contains a complete list of all such material Environmental Permits, which to the knowledge of Primero, are valid and in full force and effect, and, except as noted therein to the knowledge of Primero, there are no proceedings in progress, pending, or threatened that may result in the cancellation, revocation, suspension, recession or amendment of any Environmental Permit.

(c)

To the knowledge of Primero, there are no known or reasonably anticipated Environmental Liabilities associated with the Purchased Assets as at the Closing Date that could reasonably be expected to have a Primero Material Adverse Effect.

(d)	To the knowledge of Primero, there are no polychlorinated byphenyls, asbestos, asbestos- containing materials, urea formaldehyde or underground storage tanks present in the Purchased Assets.

(e)

Primero has not received from any Person or Government Entity, and, other than with respect to environmental matters that are or have been subject to a closure plan, has no knowledge of any facts, conditions or circumstances that could reasonably be expected to result in, any notice, formal or informal, of any proceeding, application, order, demand, directive, claim or any other demand whatsoever, which relates to Environmental Laws or Environmental Liabilities, and which could reasonably be expected to have a Primero Material Adverse Effect.

(f)

Primero has made available to McEwen all audits, assessments, investigation reports, inspection reports, studies, plans, material regulatory correspondence and material information and data, in each case with respect to environmental matters relating to the Purchased Assets that are in the possession of Primero.

(g)

For greater certainty, Primero has made available to McEwen all communications, whether oral or written, received from any Person or Government Entity, which relate to the closure plan submitted by Primero to the MNDM on September 30, 2016 for the Black Fox Mine or any other closure plan submitted to the MNDM since the date of such Closure Plan.

(h)

The Primero Financial Assurance represents a complete list of all Financial Assurance that has been posted or provided by Primero to a Governmental Entity as required by Environmental Laws in connection with the Purchased Assets.

(20)	Aboriginal Matters.

(a)

Except as disclosed in Schedule (20) of the Disclosure Letter, Primero is not a party to any material arrangement or understanding with any Aboriginal Group in relation to the environment or the development of communities in the vicinity of, or in connection with, the Purchased Assets.

(b)	Primero is not currently engaged or involved in any disputes, discussions or negotiations with any Aboriginal Group or Governmental Entity in relation to Aboriginal Claims.

(c)	Primero is not aware of any existing, potential or threatened Aboriginal Claims which relate to any of the Purchased Assets.

(21)

Restrictions on Conduct of Business. Primero is not a party to or bound by any non-competition agreement, any non-solicitation agreement, or any other agreement, obligation, judgment, injunction, order or decree which purports to limit in any material respect the manner or the localities in which all or any portion of the business or operations contemplated to be carried on in respect of the Purchased Assets may be conducted.

(22)

Material Contracts. Primero has performed in all material respects all obligations required to be performed by it to date under the Material Contracts. Primero is not in breach or default under any Material Contract to which it is a party or bound, nor does Primero have knowledge of any condition that with the passage of time or the giving of notice or both would result in such a breach or default, except in each case where any such breaches or defaults would not, individually or in the aggregate, reasonably be expected to result in, or result in, a Primero Material Adverse Effect. Primero does not know of and has not received written notice of, any breach or default under (or, to the knowledge of Primero, there does not exist any condition which with the passage of time or the giving of notice or both would result in such a breach or default under) any such Material Contract by any other party thereto except where any such violation or default would not, individually or in the aggregate, reasonably be expected to result in, or result in, a Primero Material Adverse Effect. Prior to the date hereof, Primero has made available to McEwen true and complete copies of all of the Material Contracts. All Material Contracts are legal, valid, binding and in full force and effect and are enforceable by Primero in accordance with their respective terms (subject to bankruptcy, insolvency and other applicable Laws affecting creditors' rights generally, and to general principles of equity).

(23)

Money Laundering Laws. The operations of Primero are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental authority (collectively, the "Money Laundering Laws") and no action, suit or proceeding by or before any court or Governmental Authority or any arbitrator non- Governmental Authority involving Primero with respect to the Money Laundering Laws is pending or threatened.

(24)

Anti-Corruption. To the knowledge of Primero, Primero, directly or through its Representatives, directors, executives, officers or employees, has not: (i) used or is using any corporate funds for any illegal contributions, gifts, entertainment or other expenses relating to political activity that would be illegal; (ii) used or is using any corporate funds for any direct or indirect illegal payments to any foreign or domestic governmental officials or employees; (iii) violated or is violating any provision of the United States Foreign Corrupt Practices Act of 1977, the Corruption of Foreign Public Officials Act (Canada) or any applicable Law of similar effect; (iv) has established or maintained, or is maintaining, any illegal fund of corporate monies or other properties; or (v) made any bribe, illegal rebate, illegal payoff, influence payment, kickback or other illegal payment of any nature.

(25)

Relationships with Customers, Suppliers, Distributors and Sales Representatives. Primero has not received any written (or, to the knowledge of Primero, other) notice relating to the Purchased Assets that any customer, supplier, distributor or sales representative intends to cancel, terminate or otherwise modify or not renew its relationship with Primero, and, to the knowledge of Primero, no such action has been threatened, which, in either case, individually or in the aggregate, would reasonably be expected to have a Primero Material Adverse Effect.

(26)

No Expropriation. No property or asset among the Purchased Assets (including the Acquired Properties and the Mineral Rights) has been taken or expropriated by any Governmental Entity nor has any notice or proceeding in respect thereof been given or commenced nor, to the knowledge of Primero, is there any intent or proposal to give any such notice or to commence any such proceeding.

(27)

NGOs and Community Groups. No material dispute between Primero or any of its Subsidiaries and any non-governmental organization, community or community group exists or, to the best of Primero's knowledge, is threatened or imminent with respect to any the Acquired Properties or any exploration, development or production activities relating to the Purchased Assets.

(28)

Data Room Materials. Primero certifies that the Data Room Materials contain all materials that are reasonably necessary for McEwen to conduct a complete and accurate investigation in all material respects of the business, operations, assets, liabilities and financial condition relating to the Purchased Assets.

(29)

Breach, Non-Performance and Non-Compliance. Primero has not formulated the opinion as of the date hereof that any of the representations and warranties in Schedule "J" is incorrect in any material respect.

SCHEDULE "J"

REPRESENTATIONS AND WARRANTIES OF MCEWEN

McEwen hereby represents and warrants to Primero as follows, and acknowledges and agrees that Primero is relying upon such representations and warranties in connection with the entering into of this Agreement:

(1)

Organization and Qualification. McEwen was duly continued and is validly existing and in good standing under the Business Corporations Act (Colorado). True and complete copies of the constating documents of McEwen have been delivered or made available to Primero, and McEwen has not taken any action to amend or supersede such constating documents.

(2)

Authority Relative to this Agreement. McEwen has the requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to complete the Transaction. The execution and delivery of this Agreement by McEwen and the completion of the Transaction have been duly authorized by the McEwen Board, and no other corporate proceedings on the part of McEwen are necessary to authorize this Agreement. This Agreement has been duly executed and delivered by McEwen and constitutes a valid and binding obligation of McEwen, enforceable by Primero against it in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency and other applicable Laws affecting the enforcement of creditors' rights generally and subject to the qualification that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(3)

No Conflict; Required Filings and Consent. The execution and delivery by McEwen of this Agreement and the performance of its covenants hereunder and the completion of the Transaction will not violate, conflict with or result in a breach of any provision of the constating documents of McEwen, and except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect with respect to McEwen, will not violate, conflict with or result in a breach of: (i) any agreement, contract, indenture, deed of trust, mortgage, bond, instrument, Authorization, licence or permit to which McEwen is a party, or by which it is bound; or (ii) any Law to which McEwen is subject or by which it is bound. No Authorization, consent or approval of, or filing with, any Governmental Entity or other authority is necessary on the part of McEwen for the completion of its obligations in connection with the Transaction under this Agreement, except for such Authorizations, consents, approvals and filings as to which the failure to obtain or make would not, individually or in the aggregate, prevent or materially delay completion of the Transaction.

(4)	Financing. McEwen will have at the Closing all funds on hand necessary to pay the Purchase Price.

(5)

Litigation. There is no claim, action, proceeding or investigation pending or, to the knowledge of McEwen, threatened, before or by any Governmental Entity which, if adversely determined, would have, or reasonably could be expected to have, a McEwen Material Adverse Effect or prevent or materially delay the Closing, nor to the knowledge of McEwen are there any events or circumstances which could reasonably be expected to give rise to any such claim, action, proceeding or investigation; provided that this representation and warranty shall not apply to any claims, actions, proceedings or investigations which may arise after the date of this Agreement and which do not have a reasonable prospect of succeeding or, if successful, would not give rise to, nor reasonably be expected to give rise to, a McEwen Material Adverse Effect. McEwen is not subject to any outstanding order, writ, injunction or decree which has had or could reasonably be expected to have, a McEwen Material Adverse Effect or which would prevent or materially delay the Closing.

J - 1

(6)

Due Diligence by McEwen. McEwen acknowledges that it has conducted to its satisfaction an independent investigation of the business, operations, assets, liabilities and financial condition of the Purchased Assets in reliance on the Data Room Materials and, in making the determination to proceed with the transactions contemplated by this Agreement, has relied solely on the results of its own independent investigation and the representations and warranties in Schedule "I".

(7)	Breach, Non-Performance and Non-Compliance. McEwen has not formulated the opinion that any of the representations and warranties in Schedule "I" are incorrect in any material respect.

J - 2

 SCHEDULE "K"

PERMITTED ENCUMBRANCES

1.	All Encumbrances disclosed in the Title Opinion and all Encumbrances disclosed in or covered by the Title Insurance Policy.

2.

Carriers’, warehousemen’s, landlords’, vendors’, mechanics’, materialmen’s, repairers’, craftsmen’s, workers’, builders’, contractors’ suppliers of materials’, architects’, engineers’ or subcontractors’ and other like Liens imposed by Law or relating to the construction or renovation of any property, provided that such Liens are related to obligations not due or delinquent, are not provided against title to any property and in respect of which adequate holdbacks are being maintained as required by applicable Law.

3.

The right reserved to or vested in any Governmental Entity by the terms of any lease, licence, franchise, grant or permit of Primero, to terminate any such lease, licence, franchise, grant or permit, or to require annual or other payments as a condition of their continuance.

4.	Easements, rights-of-way or other similar rights for the supply of utilities to the Acquired Properties.

5.

Title defects or irregularities which are of a minor nature and which do not reduce the value of the asset or property so affected or materially interfere with its use in the business and activities of the Acquired Properties.

6.

Applicable municipal and other governmental restrictions, including municipal by-laws and regulations, affecting the use of land or the nature of any structures which may be erected on the land, provided such restrictions have been complied with and do not in McEwen’s opinion, reduce the value of the asset or property so affected or materially interfere with its use in the business and activities of the Acquired Properties.

K - 1

Exhibit A

FORM OF BILL OF SALE

BILL OF SALE

This Bill of Sale is made effective as of this [ • ] day of September, 2017,

BETWEEN:

PRIMERO MINING CORP., a corporation existing under the laws of the Province of British Columbia (the "Vendor")

- and -

MCEWEN MINING INC., a corporation existing under the laws of the State of Colorado (the "Purchaser")

WHEREAS pursuant to an asset purchase agreement dated August 25, 2017 (the "Asset Purchase Agreement") between the Purchaser and the Vendor, the Vendor agreed to sell to the Purchaser, and the Purchaser agreed to purchase all right, title and interest of the Vendor in and to the assets set out in Schedule "A" hereto (collectively, the "Transferred Assets");

NOW THEREFORE in consideration of the payment of the Purchase Price (as defined in the Asset Purchase Agreement) and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Vendor and the Purchaser hereby agree and covenant as follows:

1.	Capitalized terms used in this Bill of Sale and not otherwise defined herein shall have the meanings ascribed thereto in the Asset Purchase Agreement.

2.

The Vendor hereby sells, assigns, transfers, conveys and delivers to the Purchaser, and the Purchaser hereby purchases and accepts, all of the right, title and interest of the Vendor in, and to the Transferred Assets, to have and to hold the same, together with all benefit and advantage to be derived therefrom, absolutely.

3.

This Bill of Sale is made pursuant and subject to the terms and conditions of the Asset Purchase Agreement and is not in derogation of any of the rights or obligations of the Vendor or the Purchaser under the Asset Purchase Agreement. In the event of any conflict or inconsistency between this Bill of Sale and the Asset Purchase Agreement, the Asset Purchase Agreement shall govern and prevail.

4.

Each of the Parties shall, from time to time, without any further consideration, do all such further acts and things and execute and deliver all such further transfers, assignments, conveyances, instruments and other documents as the other Party may reasonably request to carry out the intent of this Bill of Sale.

5.	This Bill of Sale shall enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

6.	This Bill of Sale shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

7.

This Bill of Sale may be executed in any number of counterparts and by each of the Parties on separate counterparts, each of which, when executed and delivered, shall constitute an original and all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of this Bill of Sale by facsimile, PDF or other electronic means shall constitute delivery of an executed counterpart of this instrument.

2

[The remainder of this page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF the Parties have executed this Bill of Sale.

PRIMERO MINING CORP.

Per: ______________________________________
Name:
Title:

MCEWEN MINING INC.

Per: _______________________________________
Name:
Title:

SCHEDULE "A"
TRANSFERRED ASSETS

[Transferred Assets to be listed in the Bill of Sale delivered at Closing.]